Exhibit 10.1

$353,475,000 TERM FACILITY

LOAN AND SECURITY AGREEMENT

by and among

CNL HOSPITALITY PARTNERS, LP

as the Borrower

CNL HOTELS & RESORTS, INC.

as a Guarantor

DEUTSCHE BANK TRUST COMPANY AMERICAS,

and

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Lenders

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Administrative Agent for the Lenders

DEUTSCHE BANK SECURITIES INC.,

as the Lead Arranger

Dated as of October 13, 2004

TABLE OF CONTENTS

ARTICLE I. CREDIT FACILITY

1.1	Loan Amount
1.2	Funding of Loan
1.3	Repayment of Principal
1.4	Loan Extension.
1.5	Interest

ARTICLE II. INTEREST RATE AND YIELD-RELATED PROVISIONS

2.1	Interest Rate
2.2	Payment of Interest
2.3	Inability to Determine Rate
2.4	Illegality
2.5	Funding
2.6	Requirements of Law; Increased Costs.
2.7	Obligation of Lenders to Mitigate; Replacement of Lenders
2.8	Funding Indemnification
2.9	Taxes.
2.10	Post-Default Interest
2.11	Computations

ARTICLE III. PAYMENTS

3.1	Evidence of Indebtedness
3.2	Nature and Place of Payments
3.3	Prepayments.
3.4	Allocation of Payments Received.
3.5	Release of Property Upon Loan Repayment in Full
3.6	Release of Individual Properties
3.7	Further Assurances

ARTICLE IV. CREDIT SUPPORT AND SECURITY DOCUMENTS

4.1	Guaranty
4.2	Pledge Agreements
4.3	Borrower Security Documents

ARTICLE V. CONDITIONS PRECEDENT
5.1	Conditions to Funding of Loan
5.2	Outside Closing Date

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.1	Financial Condition
6.2	No Material Adverse Effect
6.3	Compliance with Laws and Agreements
6.4	Organization, Powers; Authorization; Enforceability.
6.5	No Conflict
6.6	No Material Litigation
6.7	Taxes
6.8	Investment Company Act
6.9	Subsidiary Entities
6.10	Federal Reserve Board Regulations
6.11	ERISA Compliance
6.12	Assets and Liens.
6.13	Securities Acts
6.14	Consents, Etc
6.15	Hazardous Materials
6.16	Regulated Entities
6.17	Copyrights, Patents, Trademarks and Licenses, etc
6.18	REIT Status
6.19	Insurance
6.20	Full Disclosure
6.21	Indebtedness
6.22	Real Property
6.23	Brokers
6.24	No Default
6.25	Solvency
6.26	Advisory Agreement
6.27	Agreements
6.28	Condemnation
6.29	Utilities and Public Access
6.30	Not a Foreign Person
6.31	Separate Lots
6.32	Assessments
6.33	No Prior Assignment
6.34	Use of Property
6.35	Certificate of Occupancy; Licenses
6.36	Flood Zone
6.37	Physical Condition
6.38	Boundaries
6.39	Leases
6.40	Filing and Recording Taxes
6.41	Management Agreements
6.42	Illegal Activity
6.43	Initial Rate Cap Agreement
6.44	Labor

6.45	Taxpayer Identification Number
6.46	Leases

ARTICLE VII. COVENANTS

7.1	Affirmative Covenants.
7.2	Negative Covenants.
7.3	Insurance; Casualty; Condemnation; Restoration
7.4	Impositions, Other Charges, Liens and Other Items.
7.5	Transfers, Indebtedness and Subordinate Liens
7.6	Interest Rate Cap Agreements.
7.7	Maintenance of the Property.
7.8	Books and Records, Financial Statements, Reports and Other Information.
7.9	Environmental Matters.

ARTICLE VIII. CASH MANAGEMENT

8.1	Cash Management.

ARTICLE IX. EVENTS OF DEFAULT

9.1	Event of Default
9.2	Remedies.

ARTICLE X. THE ADMINISTRATIVE AGENT

10.1	Appointment
10.2	Delegation of Duties
10.3	Exculpatory Provisions
10.4	Reliance by the Agents
10.5	Notice of Default
10.6	Non-Reliance on Agents and Other Lenders
10.7	Indemnification
10.8	Agents in Their Individual Capacity
10.9	Successor Administrative Agent
10.10	Limitations on Agents Liability

ARTICLE XI. MISCELLANEOUS PROVISIONS

11.1	No Assignment by Borrower
11.2	Modification
11.3	Cumulative Rights; No Waiver
11.4	Entire Agreement
11.5	Survival

11.6	Notices
11.7	Governing Law
11.8	Assignments, Participations, Syndication, Etc.
11.9	Counterparts
11.10	Sharing of Payments
11.11	Confidentiality
11.12	Consent to Jurisdiction
11.13	Waiver of Jury Trial
11.14	Indemnity
11.15	Telephonic Instruction
11.16	Marshalling; Payments Set Aside
11.17	Set-off
11.18	Severability
11.19	No Third Parties Benefited
11.20	Time
11.21	Reinstatement

SCHEDULE OF ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES:

Annex 1	Glossary

SCHEDULES:

Schedule 5.1(2)	Conditions to Funding of Loan
Schedule 6.6	Material Litigation
Schedule 6.9	Subsidiary Entities
Schedule 6.11	ERISA Compliance
Schedule 6.12(1)	Liens
Schedule 6.14	Required Consents
Schedule 6.15	Hazardous Materials
Schedule 6.19	Insurance
Schedule 6.21	Indebtedness
Schedule 6.44	Labor
Schedule 6.45	Taxpayer Identification Number
Schedule 7.2(1)	Permitted Debt
Schedule 7.2(21)	Affiliate Transactions
Schedule 7.6(3)	Interest Rate Cap Requirements
Schedule 7.7(2)(I)	Existing Projects
Schedule 8.4	Deferred Maintenance and Environmental Remediation
Schedule 11.6	Notices
Schedule I	Percentage Shares
Schedule II	Allocated Loan Amounts
Schedule III	Acceptable Managers
Schedule IV	Mortgaged Properties
Schedule V	De Minimis Subsidiaries
Schedule VI	Mortgaged Property Owners
Schedule VII	Operating Leases
Schedule VIII	Pledged Subsidiaries
Schedule IX	Managers and Management Agreements
Schedule X	Operating Lessees
Schedule XI	Security Instruments
Schedule XII	Pledgors

v

EXHIBITS
Exhibit A	Form of Guaranty
Exhibit B	Form of Assignment and Acceptance Agreement
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Account Agreement
Exhibit E	Form of Note
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Non-Disturbance Agreement

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made and dated as of the 13th day of October, 2004, by and among CNL HOSPITALITY PARTNERS, LP, a limited partnership organized under the laws of the state of Delaware (the “Borrower”); CNL HOTELS & RESORTS, INC., a corporation organized under the laws of the State of Maryland (“CNL REIT”) as a Guarantor; THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A.                                   The Borrower has requested that the Lenders extend credit to the Borrower in the form of a single disbursement term loan and that DBTCA agree to act as administrative agent for the benefit of the Lenders with respect to such credit extension.

B.                                     The Lenders party hereto have agreed to extend such credit facility and DBTCA has agreed to act as administrative agent on behalf of the Lenders on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and capitalized terms are defined in, or the location of the definitions thereof referenced in, the Glossary attached hereto as Annex I and by this reference incorporated herein).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I.

CREDIT FACILITY

1.1                                 Loan Amount.  On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall fund their respective Percentage Shares of a term loan (the “Loan”), in the amount of $353,475,000 (the “Facility Amount”).  Principal amounts on the Loan that are repaid or prepaid by Borrower may not be reborrowed.

1.2                                 Funding of Loan.  Each Lender shall make its Percentage Share of the Loan available to the Administrative Agent, in same-day funds, on the Closing Date at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99-401-268, Ref: CNL Hotels & Resorts, no later than 12:00 p.m. (New York time) on the Closing Date.

1.3                                 Repayment of Principal.  Subject to (i) the mandatory prepayment provisions of Section 3.3(2), (ii) the Loan extension provisions of Section 1.4 below, and (iii) any earlier acceleration of the Loan following an Event of Default, the principal balance of the Loan shall be payable in full on October 13, 2006 (the “Initial Maturity Date”).

1.4                                 Loan Extension.

(1)                                  Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Administrative Agent at least fifteen (15) Business Days prior to the Initial Maturity Date, subject to the terms and conditions set forth in this Agreement, to extend the Initial Maturity Date by twelve (12) months to October 12, 2007 (the “Extended Maturity Date”).  The request by the Borrower for the extension of the Initial Maturity Date shall constitute a representation and warranty by the Transaction Parties that no Potential Default or Event of Default then exists and that all of the conditions set forth in Section 1.4(2) below shall have been satisfied on the Initial Maturity Date.

(2)                                  The obligations of the Administrative Agent and the Lenders to extend the Initial Maturity Date as provided in Section 1.4(1) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by the Administrative Agent in its good faith judgment: (A) on the Initial Maturity Date there shall exist no Potential Default or Event of Default; (B) taking into account any voluntary or mandatory prepayments made by Borrower pursuant to Section 3.3(1) or Section 3.3(2)(B), (C), (D), (E) or (F), the Borrower shall have paid to the Administrative Agent on or prior to the Initial Maturity Date, one or more prepayments of the principal balance of the Loan in the aggregate amount of not less than $88,368,750; (C) the Borrower shall have paid to the Administrative Agent on or prior to the Initial Maturity Date, for the ratable benefit of the Lenders, an extension fee equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan on the Initial Maturity Date (which fee the Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid); (D) the Borrower shall have delivered to the Administrative Agent the Extension Rate Cap Agreement duly executed by the appropriate Persons, (E) to the extent required by the Administrative Agent, Borrower shall have obtained at its expense updated or new appraisals of all or a portion of the Mortgaged Properties satisfactory in form and substance to the Administrative Agent and the Required Lenders, and the outstanding principal balance of the Loan on the Initial Maturity Date (after giving effect to any prepayment made on the Initial Maturity Date) shall not exceed 65% of the aggregate value of the Mortgaged Properties, as determined by such appraisals and such other appraisals of any remaining Mortgaged Properties as are satisfactory in form and substance to Administrative Agent and the Required Lenders, (F) the representations and warranties made by the Transaction Parties in the Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Initial Maturity Date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 6 shall be subject to update in accordance with clause (G) below); (G) the Transaction Parties shall have delivered updates to the Administrative Agent of all the Schedules set forth in Article 6 hereof and such updated Schedules shall not disclose any conditions which would have a Portfolio Material Adverse Effect or a Material Adverse Effect, in each case as determined by Administrative Agent in its reasonable judgment; (H) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent in connection with such extension; and (I) each Guarantor and each Pledgor shall have acknowledged and ratified that their respective obligations under the Guaranties and the Pledge Agreements remain in full force and effect, and continue to guaranty or secure (as applicable) the Obligations under the Loan Documents, as extended.

(3)                                  The Administrative Agent shall notify each of the Lenders in the event that the Initial Maturity Date is extended as provided in this Section 1.4.

1.5                                 Interest.  Interest shall be payable on the outstanding principal balance of the Loan at the rates and on the dates set forth in Sections 2.1 and 2.2 below.

ARTICLE II.

INTEREST RATE AND YIELD-RELATED PROVISIONS

2.1                                 Interest Rate.  The outstanding principal balance of the Loan shall bear interest from the date disbursed to but not including the date of payment calculated at a per annum rate equal to (subject to the provisions of Sections 2.3, 2.4 and 2.10 below) the Applicable LIBO Rate for the then-current Interest Period; provided, however, that in the event the Borrower does not provide the Administrative Agent with irrevocable notice of its election to fund the Loan based on the Applicable LIBO Rate no later than 1:00 p.m. (New York time) on the third Eurodollar Business Day preceding the Closing Date (which election shall be subject to Section 2.8 below), the Loan shall initially bear interest at the Applicable Base Rate.  The Borrower may thereafter elect to convert from the Applicable Base Rate to the Applicable LIBO Rate by giving the Administrative Agent irrevocable notice of such election no later than 1:00 p.m. (New York time) on the third Eurodollar Business Day preceding the conversion date.  The initial three (3) Interest Periods, and each Interest Period which commences prior to the date of conversion to the Applicable LIBO Rate, shall each be one month in duration. Thereafter, prior to the termination of any Interest Period during which the Loan bears interest at the Applicable LIBO Rate, the Borrower may select the duration of the next succeeding Interest Period by giving the Administrative Agent irrevocable notice of such selection no later than 1:00 p.m. (New York time) on the third Eurodollar Business Day preceding the last day of the then-current Interest Period; provided, however, that in the event the Borrower does not timely provide such notice, the Borrower shall be deemed to have irrevocably selected a one-month Interest Period.  At any time, the Borrower may have only five (5) Interest Periods then in effect.

2.2                                 Payment of Interest.  The Borrower shall pay interest on the Loan on the last day of each Interest Period, and, in the case of any Interest Period which is six months in duration, on the date ninety (90) days following the first day of such Interest Period, as set forth on an interest billing delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on the second (2nd) business day prior to such date.

2.3                                 Inability to Determine Rate.  In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower.  If such notice is given, the outstanding principal balance of the Loan shall bear interest during each day of any affected Interest Period at the Applicable Base Rate.  The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the relevant Interest Period, and, following withdrawal of such notice by the Administrative Agent, the outstanding principal balance of the Loan shall bear interest pursuant to Section 2.1 above.

2.4                                 Illegality.  Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain the Loan based on the LIBO Rate as contemplated by this Agreement, the Loan shall automatically bear interest at the Applicable Base Rate at the end of then-current Interest Period or within such earlier period as may be required by law.  In the event of a conversion to interest based on the Base Rate prior to the end of the then-current Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.8 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof.  The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

2.5                                 Funding.  Each Lender shall be entitled to fund all or any portion of its Percentage Share of the Loan in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund the Loan through the purchase of offshore dollar deposits in the amount of such Lender’s Percentage Share of the Loan with a maturity corresponding to the applicable Interest Period.

2.6                                 Requirements of Law; Increased Costs.

(1)                                  In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

(A)                              Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);

(B)                                Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(C)                                Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Percentage Share of the Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such

Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.9, promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Percentage Share of the Loan, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.

(2)                                  If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.  A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender to the Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.

(3)                                  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of such Lender’s right to demand such compensation.  The provisions of this Section 2.6 shall survive the termination of this Agreement and payment of the Loan and all other Obligations.

2.7                                 Obligation of Lenders to Mitigate; Replacement of Lenders.  Each Lender agrees that:

(1)                                  As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Percentage Share of the Loan becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.6 above or Section 2.9 below or to cease maintaining the Loan based on the LIBO Rate under Section 2.4 above, such Lender will use reasonable efforts (i) to maintain its Percentage Share of the Loan through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.6 above or pursuant to Section 2.9 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining the Loan based on the LIBO Rate under Section 2.4 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such Lender’s Percentage Share of the Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect the Loan or the interests of such Lender.

(2)                                  If the Borrower receives a notice pursuant to Section 2.6 above or pursuant to Section 2.9 below or a notice pursuant to Section 2.4 above stating that a Lender is unable to maintain the Loan based on the LIBO Rate (for reasons not generally applicable to the Required Lenders), so long as (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Percentage Share of the Loan and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to the Borrower, upon thirty (30) days’ prior written notice to such Lender and the Administrative Agent, the Borrower may require, at the Borrower’s expense, the Lender giving such notice to assign, without recourse, all of its Percentage Share of the Loan and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 11.8 below.

2.8                                 Funding Indemnification.  In addition to all other payment obligations hereunder, in the event (1) the Loan is prepaid in full or in part prior to the last day of the applicable Interest Period, whether following a voluntary prepayment, a mandatory prepayment or otherwise, or (2) the Borrower shall fail to borrow the Loan on the Closing Date, then the Borrower shall immediately pay to each Lender, through the Administrative Agent, an additional premium sum compensating such Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow.  Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid (or not borrowed) (the “Incremental Payment”) for the period from the date of such payment or prepayment (or failure to borrow) to the last day of then current Interest Period (or, in the case of a failure to borrow, to the last day of the Interest Period which would have commenced on the date specified therefor in the relevant notice) at the Applicable LIBO Rate provided for herein with respect to such Incremental Payment, over (2) the amount of interest that would have accrued (as reasonably determined by such Lender), based upon the interest rate established in the London interbank market for Dollar deposits, on amounts comparable to the Incremental Payment and maturities comparable to such period.  A determination of any Lender as to the amounts payable pursuant to this Section 2.8 shall be conclusive absent manifest error.

2.9                                 Taxes.

(1)                                  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)                                  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.9) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such

Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)                                  Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding or are subject to a reduced rate of withholding under the Code or applicable tax treaty (“Evidence of No Withholding”).  Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent.  The Borrower shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.9(5).  If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.9(5), then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.9(1) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding.  A Foreign Lender shall not be required to deliver any form or statement pursuant to Section 2.9(5) that such foreign Lender is not legally able to deliver.

2.10                           Post-Default Interest.  During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding shall, at the election of the Administrative Agent, bear interest at a per annum rate equal to three percent (3.0%) above the Applicable LIBO Rate during the applicable calculation period.

2.11                           Computations.  All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

ARTICLE III.

PAYMENTS

3.1                                 Evidence of Indebtedness.  The obligation of the Borrower to repay the Loan shall be evidenced by notations on the books and records of the Lenders.  Such books and records shall constitute prima facie evidence thereof.  Any failure to record the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower with respect to any of the Obligations.  Upon the request of a Lender, the Borrower shall promptly execute and deliver to such Lender a Note evidencing such Lender’s Percentage Share of the Loan.

3.2                                 Nature and Place of Payments.  All payments made on account of the Obligations shall be made by the Borrower, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any Indemnified Taxes or Other Taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent by 1:00 p.m. (New York time) on the day of payment, it being expressly agreed and understood that if a payment is received after 1:00 p.m. (New York time) by the Administrative Agent, such payment will be considered to have been made by the Borrower on the next succeeding Business Day and interest thereon shall be payable by the Borrower at the rate otherwise applicable thereto during such extension.  All payments on account of the Obligations shall be made to the Administrative Agent through the Contact Office.  If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension.

3.3                                 Prepayments.

(1)                                  Upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrower may voluntarily prepay principal amounts outstanding under the Loan in whole or in part (without any release of collateral securing the Loan except as provided in Section 3.6 hereof); provided, however, that voluntary prepayments shall be in the minimum amount of $250,000 and integral multiples of $100,000 in excess thereof.  Voluntary prepayments of principal pursuant to this Section 3.3(1), shall not relieve Borrower from the obligation to make prepayments pursuant to Section 3.3(2).

(2)                                  The Borrower shall remit to the Administrative Agent as a mandatory prepayment for application against the outstanding principal balance of the Loan:

(A)                              In connection with an extension of the Initial Maturity Date, the unpaid balance, if any, of the prepayment amounts set forth in Section 1.4.

(B)           Concurrently with the consummation of any Disposition of a Mortgaged Property, the Release Amount for such Mortgaged Property; provided that in the event the Portfolio LTV Ratio (taking into consideration the Disposition in question and the mandatory prepayment to be made under this subsection (B) in conjunction therewith) would be greater than 50%, the mandatory prepayment shall equal the greater of (i) the Release Amount for such Mortgaged Property; and (ii) one hundred percent (100%) of the Net Cash Proceeds in respect of such Disposition (but in all events any such transaction shall otherwise comply with the terms of this Agreement, including the provisions of Sections 3.6); provided further, that with respect to any Disposition of the Mortgaged Property known as the “Holiday Inn Express” located in Bloomington, Indiana or the Mortgaged Property known as the “Holiday Inn Express” located in Austin, Texas, the mandatory prepayment amount required to be remitted shall be the greater of (i) the Allocated Loan Amount for such Mortgaged Property, or (ii) one hundred percent (100%) of the Net Cash Proceeds in respect of such Disposition.

(C)                                Concurrently with the consummation of any Securities issuance or incurrence of borrowed Indebtedness (except for (i) an issuance or incurrence in respect of Permitted Debt (other than a refinancing of Indebtedness described in clause (v)(b) of the definition of “Permitted Debt” hereunder), (ii) non-cash Permitted Acquisitions made with equity Securities or (iii) the issuance of Capital Stock of CNL REIT or Borrower in connection with the investment in the acquisition of the Advisor), by CNL REIT, Borrower or their respective Subsidiary Entities, the dollar amount equal to 100% of Net Cash Proceeds in respect of such issuance (but in all events any such issuance shall otherwise comply with the terms of this Agreement); provided, that if at the time of such issuance, or as a result of the mandatory prepayment in conjunction therewith (a “Ratio Trigger Prepayment”): (i) the Portfolio LTV Ratio is less than 65%, the mandatory prepayment amount required to be remitted (including that portion of the Net Cash Proceeds generated in connection with a Ratio Trigger Payment in excess of that necessary to reduce the Portfolio LTV Ratio to 65%) shall be the dollar amount equal to 50% of Net Cash Proceeds in respect of such issuance (or in the case of a Ratio Trigger Prepayment, such excess); and (ii) the Portfolio LTV Ratio is less than 50%, then no mandatory prepayment shall be required in respect thereof (or, in the case of a Ratio Trigger Prepayment, in respect of that portion of the Net Cash Proceeds generated in connection therewith in excess of that necessary to reduce the Portfolio LTV to 50%).

(D)                               With respect to any payments to be made to or on behalf of the CNL REIT, Borrower or their respective Subsidiary Entities as compensation for such Person entering into or transferring a management, franchise, or similar agreement with respect to any Real Property (whether or not such compensation is paid upon execution or transfer, in a lump sum, over time, or pursuant to a deferred payment arrangement, but not including any rent guaranty, credit support or enhancement, contribution or payment in return for capital improvements or similar arrangement entered into in the Ordinary Course of Business), promptly, but in no event more than three (3) Business Days after entering or transferring into such compensation arrangement, one hundred percent (100%) of any such compensation.

(E)                                 During any Low DSCR Period or if a Noticed Event of Default shall have occurred and is then continuing, the prepayments applied in the amounts and at the times determined pursuant to Section 8.1(4)(i)(b).

(F)                                 The Proceeds of a Casualty or Condemnation of a Mortgaged Property, in an amount up to (and which shall be applicable toward payment of) the Release Amount for such Mortgaged Property, to the extent required to be applied to the prepayment of the Loan under Sections 7.3(2)(B) or 7.3(2)(C).

(3)                                  The Borrower shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, all interest accrued but unpaid on that portion of the Loan to which such prepayment is applied, and all amounts payable pursuant to Section 2.8 above, concurrently with payment of any principal amounts.

3.4                                 Allocation of Payments Received.

(1)                                  Prior to the occurrence of an Event of Default and acceleration of the Obligations, and unless otherwise expressly provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent to the Lenders pro rata in accordance with their respective Percentage Shares, by wire transfer of like funds received on the date of receipt if received by the Administrative Agent before 1:00 p.m. (New York time) or if received later, by 1:00 p.m. (New York time) on the next succeeding Business Day, without further interest payable by the Administrative Agent.

(2)                                  Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:

(A)                              First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel), court costs and other amounts payable as provided in Section 7.1(23) below;

(B)                                Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until interest accrued on the Loan has been paid in full;

(C)                                Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until principal under the Loan has been paid in full;

(D)                               Then, to the Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full.

(3)                                  The order of priority set forth in Section 3.4(2) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the other Lenders as among themselves. The order of priority set forth in clauses (B) through (D) of Section 3.4(2) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower or any other Person.  The order of priority set forth in clause (A) of Section 3.4(2) may be changed only with the prior written consent of the Administrative Agent.

3.5                                 Release of Property Upon Loan Repayment in Full.  The Administrative Agent shall, at the reasonable expense of the Borrower, upon payment in full of the outstanding principal amount of, and interest on, the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of this Agreement, release the

Lien of (i) this Agreement upon the Account Collateral and the Rate Cap Collateral and (ii) the Pledge Agreements, and (iii) the Security Instruments on the Mortgaged Property or, upon Borrower’s written request and without representation or warranty, assign it, in whole or in part, to a new lender.  In such event, the Borrower shall submit to the Administrative Agent, on a date prior to the date of such release or assignment sufficient to provide a reasonable period for review thereof, a release of lien or assignment of lien, as applicable, for such property for execution by the Administrative Agent.  Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Mortgaged Property is located and satisfactory to the Administrative Agent in its reasonable discretion. In addition, the Borrower shall provide all other documentation the Administrative Agent reasonably requires to be delivered by the Borrower in connection with such release or assignment, as applicable.

3.6                                 Release of Individual Properties.  On one or more occasions, subject to satisfaction of each of the conditions set forth in subsections (1) through (6) below, the Borrower may obtain, in connection with a bona fide sale of a Mortgaged Property or Mortgaged Properties to an unaffiliated third party, (i) the release of such Mortgaged Property or Mortgaged Properties from the Lien of the applicable Security Instrument (and Pledge Agreement, if applicable) thereon and related Loan Documents, (ii) the release of the obligations of the Borrower under the Loan Documents with respect to such released Mortgaged Property or Mortgaged Properties (other than those expressly stated to survive) and (iii) the remittance to the Borrower of any amounts held in any Collateral Accounts specifically relating to, or otherwise equitably allocable to, the subject Mortgaged Property or Mortgaged Properties:

(1)                                  the Borrower shall have paid the mandatory payment specified in Section 3.3(2), which payment shall be in an amount not less than the Release Amount for such Mortgaged Property or Mortgaged Properties (or with respect to the Mortgaged Property known as the “Holiday Inn Express” located in Bloomington, Indiana and the Mortgaged Property known as the “Holiday Inn Express” located in Austin, Texas, not less than the respective Allocated Loan Amount for such Mortgaged Property.

(2)                                  the Borrower shall submit to the Administrative Agent not less than fifteen (15) days prior to the date of such release (which must be on a Business Day), a release of Liens (and related Loan Documents) for each applicable Mortgaged Property (for execution by the Administrative Agent) in a form appropriate in the applicable state and otherwise satisfactory to the Administrative Agent in its reasonable discretion and all other documentation the Administrative Agent reasonably requires to be delivered by the Borrower in connection with such release (collectively, “Release Instruments”) for each applicable Mortgaged Property (for execution by the Administrative Agent) together with an Officer’s Certificate certifying that the requirement described in paragraph (3) below is satisfied in connection with such release (together with calculations demonstrating the same in reasonable detail).

(3)                                  With respect to any release of a Mortgaged Property and related sale, after giving effect to such release and sale (and to any voluntary prepayment of principal the Borrower may elect to make in excess of the mandatory prepayment amount under subsection (1) above in order to satisfy the standard described in this Section 3.6(3)) and determined on a pro forma basis, (i) each of the covenants set forth in Section 7.2(22) will remain satisfied and (ii) no Low DSCR Period will occur.

(4)                                  No Event of Default shall exist on the date the prepayment is made or will arise as a result of the release of such Mortgaged Property or Mortgaged Properties.

(5)                                  Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent and the Lenders in connection with such release.

(6)                                  If required by the Administrative Agent, each Guarantor and Pledgor shall have acknowledged and ratified that their respective obligations under the Guaranties and Pledge Agreements remain in full force and effect, and continue to guaranty and secure (as applicable) the Obligations under the Loan Documents.

In addition to the foregoing, in the event a Portfolio Material Adverse Effect Default has occurred and Required Lenders have not agreed in writing to waive the release of the Mortgaged Property in respect thereof as provided in Section 9.1(4), upon (x) Administrative Agent’s receipt of the Release Amount in respect of any Mortgaged Property subject to Portfolio Material Adverse Effect Default, and (y) the satisfaction of the conditions set forth in subsections (2) through (6) above, the Administrative Agent shall release such Mortgaged Property and take such further actions with respect thereto as provided in clauses (i) through (iii) above.

3.7                                 Further Assurances. To the extent any Release Instrument executed and delivered under Section 3.6(2) is insufficient to effect the release to be effected in accordance with the terms hereof, the Administrative Agent  shall remain obligated to execute and deliver, at the expense of the Borrower, such further Release Instruments as the Borrower may reasonably request and submit to the Administrative Agent, together with an Officer’s Certificate covering the matters to be covered in the Officer’s Certificate described in Section 3.6(2).

ARTICLE IV.

CREDIT SUPPORT AND SECURITY DOCUMENTS

4.1                                 Guaranty.  As credit support for the Obligations, on or before the Closing Date, the Guarantors shall execute and deliver to the Administrative Agent, the Guaranties.

4.2                                 Pledge Agreements.  As credit support for the Obligations, on or before the Closing Date, the Pledgors shall execute and deliver to the Administrative Agent, the Pledge Agreements.

4.3                                 Borrower Security Documents.  As collateral security for the Obligations, on or before the Closing Date, the Borrower, Mortgaged Property Owners and Operating Affiliates (as applicable) shall execute and deliver to the Administrative Agent, each Security Instrument, Assignment of Leases (if applicable), Assignment of Management Agreement, the Assignment of Interest Rate Cap Collateral with respect to the Initial Rate Cap Agreement and the Account Agreement.

ARTICLE V.

CONDITIONS PRECEDENT

5.1                                 Conditions to Funding of Loan.  As conditions precedent to the agreement of the Lenders to fund their respective Percentage Shares of the Loan:

(1)                                  The Borrower, Mortgaged Property Owners, Operating Affiliates, Operating Non-Affiliates, Pledgors and Guarantors, as applicable, shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and duly executed by the appropriate Persons (with sufficient copies for each of the Lenders), each of the following:

(A)                              This Agreement;

(B)                                To the extent requested by any Lender pursuant to Section 3.1 above, a Note payable to such Lender;

(C)                                the Guaranties;

(D)                               the Pledge Agreements;

(E)                                 each Security Instrument;

(F)                                 each Assignment of Leases (if applicable);

(G)                                each Assignment of Management Agreement;

(H)                               each Subordination of Operating Leases and Operating Non-Affiliate Estoppel;

(I)                                    the Assignment of Interest Rate Cap Collateral respect to the Initial Rate Cap Agreement;

(J)                                   the Environmental Indemnity;

(K)                               each Comfort Letter;

(L)                                 the Indemnity and Contribution Agreement;

(M)                            each Contribution Agreement;

(N)                               A certificate of the Secretary or Assistant Secretary of the general partner or managing member of those Transaction Parties which are partnerships or limited liability companies attaching copies of resolutions duly adopted by the Board of Directors of such general partner or managing member approving the execution, delivery and performance of the Loan Documents on behalf of such Transaction Parties and certifying the names and true signatures of the officers of such general partner or managing member authorized to sign the Loan Documents to which such Transaction Parties are party;

(O)                               A certificate or certificates of the Secretary or an Assistant Secretary of those Transaction Parties which are corporations attaching copies of resolutions duly adopted by the Board of Directors of such Transaction Parties approving the execution, delivery and performance of the Loan Documents to which such Transaction Parties are party and certifying the names and true signatures of the officers of each of such Transaction Parties authorized to sign the Loan Documents on behalf of such Transaction Parties;

(P)                                 Opinions of counsel for the Transaction Parties, in form and substance reasonably acceptable to the Administrative Agent and the Lenders;

(Q)                               Copies of the Organizational Documents of each of the Transaction Parties, certified by the Secretary of State of the state of formation of such Person as of a recent date;

(R)                                Accurate and complete copies of the Organizational Documents of each of the Pledged Subsidiaries;

(S)                                 A certificate of authority and good standing or analogous documentation as of a recent date for each of the Transaction Parties, and the Pledged Subsidiaries for each state in which such Person is organized, formed or incorporated, as applicable, and each state with respect to which the failure to be in good standing will have or is reasonably likely to have a Material Adverse Effect with respect to such Person;

(T)                                From a Responsible Officer of each of the Transaction Parties, a Closing Certificate dated as of the Closing Date;

(U)                               Confirmation from the Administrative Agent that all fees required to be paid by the Borrower on or before the Closing Date (including pursuant to the Fee Letter) have been, or will upon the funding of the Loan be, paid in full;

(V)                                Evidence satisfactory to the Administrative Agent that all reasonable costs and expenses of the Administrative Agent and the Lenders, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrower on or prior to the Closing Date have been, or will upon the funding of the Loan be, paid in full;

(2)                                  Each of the requirements set forth on Schedule 5.1(2) attached hereto shall have been met to the satisfaction of the Administrative Agent and the Lenders.

(3)                                  All representations and warranties of the Transaction Parties set forth herein and in the other Loan Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date (unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date).

(4)                                  There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.

(5)                                  All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents by each of the Transaction Parties shall have been done and performed.

(6)                                  All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.

5.2                                 Outside Closing Date.  If all conditions precedent set forth in Section 5.1 above shall not have been met to the satisfaction of the Administrative Agent and the Lenders on or before October 30, 2004, then the agreement of the Lenders to fund their respective Percentage Shares of the Loan shall terminate and this Agreement shall automatically be deemed of no further force or effect (except to the extent terms and provisions of this Agreement specifically provide that they shall survive termination hereof).

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

As an inducement to the Administrative Agent and each Lender to enter into this Agreement and for the Lenders to advance their respective Percentage Shares of the Loan, each of the Borrower Parties, collectively and severally, represent and warrant, as of the Closing Date (or such later date as otherwise expressly provided in this Agreement) to the Administrative Agent and each Lender that:

6.1                                 Financial Condition.  Complete and accurate copies of the audited financial statements of CNL REIT for 2002 and 2003 (the “Initial Financial Statements”) have been delivered to the Administrative Agent or have been made available to Administrative Agent as part of required public filings by CNL REIT with the Securities and Exchange Commission (“SEC Filings”). All financial statements included in the Initial Financial Statements were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of CNL REIT and its consolidated Subsidiaries as at the respective dates thereof.  None of the Transaction Parties or any of their Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

(1)                                  Complete and accurate copies of the statements of income and operating expense for each of the Mortgaged Properties for the quarter ended June 30, 2004 have been delivered to the Administrative Agent.  All financial data including, without limitation, the statements of income and operating expense, that have been delivered by or on behalf of Borrower to Lender in respect of the Mortgaged Properties (but limited to the Best of Borrower’s

Knowledge as to information provided by any Manager or Operating Non-Affiliate) (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Mortgaged Properties as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Borrower does not have any material contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that could reasonably be expected to have a Portfolio Material Adverse Effect, except as referred to or reflected in said financial statements and operating statements and SEC Filings. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements and SEC Filings.

6.2                                 No Material Adverse Effect.  Since the Statement Date no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.

6.3                                 Compliance with Laws and Agreements.  Each of the CNL Entities is in compliance with all Requirements of Law and Contractual Obligations and is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority, except where the failure to do so or such default, individually or in the aggregate, could not reasonably be expected to result in (i) a Material Adverse Effect, or (ii) a Portfolio Material Adverse Effect.  There has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

6.4                                 Organization, Powers; Authorization; Enforceability.

(1)                                  Each Transaction Party and Pledged Subsidiary (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the State of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.  Borrower is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which it is subject to taxation based on its income.

(2)                                  True, correct and complete copies of the Organizational Documents of each Transaction Party and Pledged Subsidiary have been delivered to the Administrative Agent and have not been Modified except to the extent indicated therein.  All of the Organization Documents are in full force and effect, and there are no defaults under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein), and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein).

(3)                                  The Transaction Parties have the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf.  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by any Transaction Party and to which any Transaction Party is a party and the consummation of the transactions contemplated thereby are within such Transaction Party’s partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of any Transaction Party is necessary to consummate such transactions.

(4)                                  Each of the Loan Documents to which any Transaction Party is a party has been duly executed and delivered on behalf of such Transaction Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Transaction Party on or before the Closing Date have been performed or complied with, and no Potential  Default or Event of Default exists thereunder.

6.5                                 No Conflict.  The execution, delivery and performance of the Loan Documents, the borrowing hereunder, and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of any of the CNL Entities; or create or result in the creation of any Lien on any material assets of any of the CNL Entities other than the Liens created by the Loan Documents.

6.6                                 No Material Litigation.  Except as disclosed on Schedule 6.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Best of the Borrower’s Knowledge, threatened by or against any CNL Entity or against any such Person’s Properties or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a (i) Material Adverse Effect or (ii) a Portfolio Material Adverse Effect.

6.7                                 Taxes.  All Tax returns, reports and similar statements or filings of the CNL Entities have been timely filed.  Except for Permitted Encumbrances, all Taxes, assessments, fees and other charges of Governmental Authorities upon such Persons and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such Taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest; or (ii) the non-payment of such Taxes, assessments, fees and other charges of Governmental Authorities would not, individually or in the aggregate, result in a Material Adverse Effect or a Portfolio Material Adverse Effect.  The Borrower Parties have no knowledge of any proposed tax assessment against any CNL Entity that will have or is reasonably likely to have a Material Adverse Effect.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments, which would, individually or collectively have or would be reasonably likely to have a Portfolio Material Adverse Effect.

6.8                                 Investment Company Act.  None of the Transaction Parties, nor any Person controlling such entities is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 (as amended from time to time).

6.9                                 Subsidiary Entities.  The Borrower Parties have fully disclosed to Administrative Agent all material aspects of the ownership structure of the Transaction Parties and their respective Subsidiary Entities and have disclosed to Administrative Agent the correct legal name of each such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) the class of outstanding Capital Stock of Transaction Parties along with the percentage thereof owned by the Transaction Parties and their Subsidiaries.  None of such issued and outstanding Capital Stock or Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as disclosed to Administrative Agent in writing prior to the Closing Date. The outstanding Capital Stock of each Subsidiary Entity is duly authorized, validly issued, fully paid and nonassessable.  Except for De Minimis Subsidiaries, each Subsidiary Entity of Transaction Parties: (A) is a corporation, limited liability company, or partnership, which is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce any and all material Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

6.10                           Federal Reserve Board Regulations.  None of the Transaction Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X.  No part of the proceeds of the Loan will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.

6.11                           ERISA Compliance.  Except as disclosed on Schedule 6.11:

(1)                                  Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the Best of the Borrower’s Knowledge, nothing has occurred which would cause the loss of such qualification.

(2)                                  There are no pending or, to the Best of the Borrower’s Knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)                                  No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to the Best of the Borrower’s Knowledge, Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4)                                  No Pension Plan has any Unfunded Pension Liability which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5)                                  None of the Transaction Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6)                                  None of the Transaction Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7)                                  None of the Transaction Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.12                           Assets and Liens.

(1)                                  Each of the CNL Entities has good and marketable title to all Property and assets reflected in the financial statements referred to in Section 6.1 above, except Property and assets sold or otherwise disposed of in the Ordinary Course of Business subsequent to the respective dates thereof.  None of the CNL Entities has outstanding Liens on any of its Properties or assets nor are there any security agreements to which it is a party, except for Permitted Encumbrances.

(2)                                  The Mortgaged Property Owners have good, marketable and insurable fee simple title (or leasehold title, as applicable, and as disclosed in the Title Report) to the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgaged Property Owners have good and marketable title to the remainder of the Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instruments, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Land and the Improvements, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. Except as may be indicated in and insured over by the Title Policy, to the Best of Borrower’s knowledge there are no claims for payment for work, labor or materials affecting the Mortgaged Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.  None of the Permitted Encumbrances will have a Portfolio Material Adverse Effect.  The Mortgaged Property Owners shall each preserve its right, title and interest in and to the Mortgaged Property for so long as any Obligations remain outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

6.13                           Securities Acts.  None of the CNL Entities have issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, (as amended from time to time, the “Act”) or any other law, nor are they in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934, (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect.  None of the CNL Entities is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

6.14                           Consents, Etc.  Except as disclosed in Schedule 6.14, no consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required (i) in connection with the execution and delivery of the Loan Documents by the Transaction Parties; or (ii) the performance of or compliance with the terms, provisions and conditions of the Loan Documents by such Persons, other than those that have been obtained or will be obtained by the legally required time.

6.15                           Hazardous Materials.  The CNL Entities have caused Phase I and the other environmental assessments as set forth in Schedule 6.15 to be conducted or have taken other steps to investigate the past and present environmental condition and use of their Real Properties.  Based on such investigation, except as otherwise disclosed in the assessments listed on Schedule 6.15 and subject to Section 7.9(1): (1) to the Best of Borrower’s Knowledge, no Hazardous Materials have been discharged, disposed of, or otherwise released on, under, or from the Real Properties so as to be reasonably expected to result in a violation of Hazardous Materials Laws and a material adverse effect to such Real Property or the owner thereof; (2) the Mortgaged Property Owners with respect to the Mortgaged Properties, and to the Best of Borrower’s Knowledge, the owners of the other Real Properties, have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except with respect to Real Properties other than the Mortgaged Properties, to the extent the failure to obtain such permits or comply therewith is not reasonably expected to result in a Material Adverse Effect or any material violation of Hazardous Materials Laws or in a material adverse effect to such Real Property or the owner thereof; (3) none of the Mortgaged Properties, or to the Best of Borrower’s Knowledge, the other Real Properties is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability

Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) none of the Mortgaged Property Owners with respect to the Mortgaged Properties, or to the Best of Borrower’s Knowledge, the owners of the other Real Properties has sent or directly arranged for the transport of any hazardous waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list; (5) to the Best of Borrower’s Knowledge, there is not now on or in any Real Property: (a) any landfill or surface impoundment; (b) any underground storage tanks; (c) any asbestos-containing material; or (d) any polychlorinated biphenyls (PCB), which in the case of any of clauses (a) through (d) could reasonably result in a violation of any Hazardous Materials Laws and a material adverse effect to such Real Property or the owner thereof; (6) to the Best of Borrower’s Knowledge, no environmental Lien has attached to any Real Properties; and (7) to the Best of Borrower’s Knowledge, no other event has occurred with respect to the presence of Hazardous Materials on or under the Real Properties, which would reasonably be expected to result in a Material Adverse Effect.

6.16                           Regulated Entities.  None of the CNL Entities (1) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign person” within the meaning of Section 1445 of the Code.

6.17                           Copyrights, Patents, Trademarks and Licenses, etc.  The CNL Entities own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that any such conflict, individually or in the aggregate, would not result, or be expected to result, in a Material Adverse Effect.  There are no trademarks, service marks, trade names, copyrights or other similar rights owned or licensed by any CNL Entity associated with or related to any Mortgaged Property, the lack or loss of which would have a Material Portfolio Effect.   No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the CNL Entities infringes upon any rights held by any other Person, except for any infringements, individually or in the aggregate, which would not result, or be expected to result, in a Material Adverse Effect.

6.18                           REIT Status.  CNL REIT (1) is organized and operated so as to qualify as REIT for its taxable year ending December 31, 2004, (2) has qualified as a REIT for each of its taxable years beginning with its first taxable year ended December 31, 1997, and (3) has not engaged in any “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) of the Code other than any such transaction that would not have a Material Adverse Effect.

6.19                           Insurance.  Schedule 6.19 accurately describes the overall company wide insurance coverages for the CNL Entities as of the Closing Date.  Such insurance coverages are currently in full force and effect and in compliance with the applicable requirements of Section 7.3.  The Borrower has obtained and delivered to the Administrative Agent evidence of all insurance policies as required under Section 7.3.  The Borrower has not, and to the Best of the Borrower’s Knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

6.20                           Full Disclosure.  The information provided to the Administrative Agent and the Lenders by or on behalf of the Transaction Parties relating to the CNL Entities and the transactions contemplated under the Loan Documents shall not result in any Core Material Inaccuracy.

6.21                           Indebtedness.  Schedule 6.21 sets forth, as of the Closing Date, on a pro forma basis after giving effect to the making of the Loan on the Closing Date, all Indebtedness for borrowed money of each of the CNL Entities, and, except as set forth on such Schedule 6.21, there are no defaults in the payment of principal or interest on any such Indebtedness, and no payments thereunder have been deferred or extended beyond their stated maturity.

6.22                           Real Property.  The Mortgaged Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned, leased or licensed by the Mortgaged Property Owners or the Operating Affiliates, or (ii) except as otherwise disclosed on the property condition reports regarding the Mortgaged Property delivered to the Administrative Agent prior to the Closing Date, used in the operation of the business located on the Mortgaged Property, other than items owned by any Manager or any Tenants.

6.23                           Brokers.  None of the Transaction Parties has dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

6.24                           No Default.  No Potential Default or Event of Default has occurred and is continuing.

6.25                           Solvency.  After giving effect to the Loan, and the disbursement of the proceeds thereof pursuant to the Borrower’s instructions, the Transaction Parties are each Solvent.  None of the Transaction Parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and no Transaction Party has any knowledge of any Person contemplating the filing of any such petition against it or against any other Transaction Party.

6.26                           Advisory Agreement.  The advisory agreement between CNL REIT and CNL Hospitality Corp. (the “Advisor”) (the “Advisory Agreement”) relating to management services for CNL REIT (i) is currently scheduled to terminate on March 31, 2005 (subject to annual optional extensions pursuant to the terms thereto), (ii) is in full force and effect, and (iii) has not been Modified except as disclosed in writing to the Administrative Agent and the Lenders prior to the Closing Date.

6.27                           Agreements.  None of the Borrower, any Mortgaged Property Owner nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Portfolio Material Adverse Effect.  None of Borrower, any Mortgaged Property Owner nor Operating Affiliate, nor to the Best of Borrower’s Knowledge any Operating Non-Affiliate, is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it or the Mortgaged Property is bound, which default is reasonably likely to have a Portfolio Material Adverse Effect.  None of the Borrower, any Mortgaged Property Owner nor Operating Lessee has any material financial obligation

(contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any Mortgaged Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Mortgaged Property, including membership programs disclosed in writing to the Administrative Agent on or prior to the date hereof, and (b) obligations under the Loan Documents.

6.28                           Condemnation.  No Condemnation has been commenced or, to the Best of the Borrower’s Knowledge, is contemplated with respect to all or any portion of the Mortgaged Property.

6.29                           Utilities and Public Access.  Each parcel comprising each Mortgaged Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service its intended uses.  All utilities necessary to the existing use of the Mortgaged Property are located either in the public right-of-way abutting the Mortgaged Property (which are connected so as to serve the Mortgaged Property without passing over other property) or in recorded easements serving the Mortgaged Property. All roads necessary for the use of the Mortgaged Property for its current purposes have been completed and, if necessary, dedicated to public use.

6.30                           Not a Foreign Person.  None of the Borrower, any Mortgaged Property Owner nor Operating Affiliate is a foreign person within the meaning of § 1445(f)(3) of the Code.

6.31                           Separate Lots.  Each Mortgaged Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Mortgaged Property, unless and to the extent otherwise set forth in the Title Policy.

6.32                           Assessments.  To the Best of the Borrower’s Knowledge, except as disclosed in the Title Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

6.33                           No Prior Assignment.  There are no prior sales, transfers or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to the Administrative Agent concurrently herewith.

6.34                           Use of Property.  The Mortgaged Property is used exclusively for hotel purposes and other appurtenant and related uses.

6.35                           Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of the Mortgaged Property Owners or Operating Lessee for the legal use, occupancy and operation of the Mortgaged Property for hotel purposes (collectively, the “Licenses”), have been obtained and are in full force and effect and in compliance with all Requirements of Law except where the failure to have any such License is not reasonably expected to result in a Portfolio Material Adverse Effect. The Borrower shall, and shall cause the Mortgaged Property Owners and Operating Lessee to, keep and maintain all Licenses necessary for the operation of the Mortgaged Property for hotel purposes. The use being made of each Mortgaged Property is in conformity with the applicable certificate of occupancy issued for the Mortgaged Property.

6.36                           Flood Zone.  Except as may be shown on the Survey with respect to portions of the Improvements other than buildings and enclosed structures, or noted on a flood plain search, none of the Improvements on the Mortgaged Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

6.37                           Physical Condition.  To the Best of the Borrower’s Knowledge and except as expressly disclosed in the Physical Conditions Report, the Mortgaged Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, ordinary wear and tear excepted; and to the Best of the Borrower’s Knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to the Mortgaged Property, whether latent or otherwise.  Neither the Borrower nor any Mortgaged Property Owner has received any written notice from any insurance company or bonding company of any defects or inadequacies in the Mortgaged Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of material extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

6.38                           Boundaries.  Except as disclosed on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property included within each Mortgage Property, and no improvements on adjoining properties encroach upon said Real Property, and no easements or other encumbrances upon said Real Property encroach upon any of the Improvements, so as to have a Portfolio Material Adverse Effect on the value or marketability of the Mortgaged Property except those which are insured against by the Title Policy.

6.39                           Leases.  The Mortgaged Property is not subject to any Leases demising a premises within the Mortgaged Property of more than 5,000 net rentable square feet other than the Operating Leases.  Except as described in the Operating Leases, no Person has any possessory interest in the Mortgaged Property or right to occupy the same (other than typical short-term occupancy rights of hotel guests which are not the subject of a written agreement) except under and pursuant to the provisions of the Leases.  The current Operating Leases and other Leases are in full force and effect and there are no material defaults thereunder by any Transaction Party or CNL Entity, or to the Best of Borrower’s Knowledge any third party (other than as expressly disclosed to the Administrative Agent in writing in connection with the closing of the Loan) and to the Best of Borrower’s Knowledge there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.  All construction and other obligations of a material nature to be performed by the Borrower or any Mortgaged Property Owner under the Operating Leases and other Leases have been satisfied and any required payments by the Borrower or any Mortgaged Property Owner to the Tenants under the Leases for tenant improvements have been made to the extent required to be satisfied.  No Tenant under any Operating Lease is entitled to any offsets, abatements, deductions against the

Rent payable under any Operating Lease from and after the date hereof.  The Rent has been paid current under the Operating Leases.  No Rent has been paid more than one (1) month in advance of its due date under the Operating Leases, except as disclosed in the Tenant estoppel certificates delivered to the Administrative Agent in connection with the closing of the Loan.  There has been no prior sale, transfer or assignment, hypothecation or pledge by the Borrower or any Mortgaged Property Owner of any Operating Lease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to the Administrative Agent concurrently herewith.  No Tenant or other Person under any Lease (including any Operating Lease) or other agreement has any right or option pursuant to such Lease or other agreement or otherwise to purchase all or any part of the Mortgaged Property.  The Administrative Agent hereby agrees that on the date the Borrower delivers to the Administrative Agent a “clean” tenant estoppel certificate in the form attached hereto as Exhibit G regarding any Lease for which the Borrower has not delivered a tenant estoppel certificate to the Administrative Agent on the date hereof (each such Lease, a “Certifying Lease”), the Borrower’s representations in this Section 6.39 with respect to such Certifying Lease shall automatically expire.

6.40                           Filing and Recording Taxes.  All mortgage, mortgage recording, stamp, intangible or other similar Tax required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid, and, under current Requirements of Law, the Security Instruments are enforceable against the Mortgaged Property Owners in accordance with their terms by the Administrative Agent (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

6.41                           Management Agreements.  Each Management Agreement is in full force and effect and (to the Best of Borrower’s Knowledge as to any non-CNL Entity), as of the Closing Date there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder.

6.42                           Illegal Activity.  No portion of the Mortgaged Property has been or will be purchased with proceeds of any illegal activity.

6.43                           Initial Rate Cap Agreement.  The Initial Rate Cap Agreement is in full force and effect and enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.44                           Labor.  Except as set forth on attached Schedule 6.44, (a) to the Best of Borrower’s Knowledge, no work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at the Mortgaged Property, and (b) none of the Borrower, Mortgaged Property Owners, Operating Affiliates, or, to the Best of Borrower’s

Knowledge, Operating Non-Affiliates or Managers (i) is involved in or, to the Best of Borrower’s Knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees and other laborers at the Mortgaged Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Mortgaged Property, in each case which could have a Portfolio Material Adverse Effect.  None of the matters set forth on attached Schedule 6.44 would, if determined against the Borrower, Mortgaged Property Owners or Guarantors have a Portfolio Material Adverse Effect on any individual Mortgaged Property or all of the Mortgaged Property.

6.45                           Taxpayer Identification Number.  The Borrower’s federal taxpayer identification number is as set forth on attached Schedule 6.45.

6.46                           Leases.  The Borrower has heretofore delivered to the Administrative Agent true and complete copies of all Operating Leases and other Material Leases and any and all Modifications thereof.

ARTICLE VII.

COVENANTS

Each of the Borrower Parties, jointly and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid it will do, and cause any Transaction Party to do (or in the case of any negative covenants or other restrictive or prohibitive provisions contained in this Article VII, will not do, or allow any Transaction Party to do), directly or indirectly, the following (and in such connection, references in this Article VII to Borrower shall also refer to Mortgaged Property Owners or Operating Affiliates, as the context may require):

7.1                                 Affirmative Covenants.

(1)                                  Performance by the Transaction Parties.  The Transaction Parties shall observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, the Transaction Parties, in accordance with the provisions of each Loan Document, and shall not enter into or otherwise suffer or permit any Modification or  termination of any Loan Document executed and delivered by, or applicable to, the Transaction Parties, as applicable, without the prior written consent of the Administrative Agent.

(2)                                  Existence; Compliance with Requirements of Law; Insurance.  Subject to the Borrower’s right of contest pursuant to Section 7.4(3), each of the Transaction Parties shall comply and cause the Mortgaged Property to be in compliance with all Requirements of Law applicable to the Borrower, Mortgaged Property Owners, Operating Lessees, Managers, and the Mortgaged Property and the uses permitted upon the Mortgaged Property, except in the case of Requirements of Law applicable to the Operating Non-Affiliates where the failure to comply would not have a Portfolio Material Adverse Effect.  The Borrower Parties shall do or cause to be done, and shall cause Mortgaged Property Owners and Operating Affiliate to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect such Person’s existence, rights, licenses, permits and franchises necessary to comply with all Requirements of Law applicable to them and the Mortgaged Property.  There shall never be committed by the Borrower or Mortgaged Property Owners, and the Borrower and Mortgaged Property Owners shall not knowingly permit, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.  Each of the Borrower Parties shall, and shall cause the Mortgaged Property Owners and Operating Affiliate to, at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Mortgaged Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instruments. The Borrower shall keep or cause to be kept the Mortgaged Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement.

(3)                                  Litigation.  The Borrower Parties shall give prompt written notice to the Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against any of the Transaction Parties which, if determined adversely to the Transaction Parties, would have a Portfolio Material Adverse Effect or Material Adverse Effect.

(4)                                  INTENTIONALLY OMITTED

(5)                                  INTENTIONALLY OMITTED

(6)                                  Access to Mortgaged Property.  The Borrower, Mortgaged Property Owners and Operating Affiliates shall permit agents, representatives and employees of the Administrative Agent to inspect any Mortgaged Property or any part thereof during normal business hours on Business Days upon reasonable advance notice and subject to the applicable terms and conditions of any Management Agreement.

(7)                                  Notice of Default.  The Borrower shall promptly advise the Administrative Agent (a) of any event or condition that has or is likely to have a Material Adverse Effect or Portfolio Material Adverse Effect and (b) of the occurrence of any Potential Default or Event of Default of which Borrower has knowledge.

(8)                                  Cooperate in Legal Proceedings.  The Transaction Parties shall cooperate fully with the Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of the Administrative Agent hereunder or under any of the other Loan Documents and, in connection therewith, permit the Administrative Agent, at its election, to participate in any such proceedings which may have a Portfolio Material Adverse Effect or a Material Adverse Effect.

(9)                                  Perform Loan Documents.  Each of the Transaction Parties shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, such Transaction Parties.

(10)                            Insurance.

(A)                              The Borrower and the Mortgaged Property Owners shall cooperate with the Administrative Agent in obtaining for the Administrative Agent the benefits of any Proceeds lawfully or equitably payable in connection with the Mortgaged Property, and the Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds, subject to the terms and conditions of any Operating Lease with other than an Operating Affiliate and of any Management Agreement.

(B)                                The Borrower and the Mortgaged Property Owners shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Mortgaged Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by the Borrower on or with respect to any part of the Mortgaged Property pursuant to Section 7.3.

(11)                            Further Assurances.  The Borrower Parties shall, and shall cause each of the CNL Entities to, promptly upon request by the Administrative Agent or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

(12)                            Taxes.  The Borrower Parties shall, and shall cause each of the CNL Entities to, file all Tax Returns required to be filed in any jurisdiction and, if applicable, and except with respect to Taxes subject to any Good Faith Contest, pay and discharge all Taxes imposed upon it or any of its Properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes.

(13)                            Operation.  The Borrower, Mortgaged Property Owners and Operating Affiliates shall, and shall cause each Operating Non-Affiliate to (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Management Agreement and do all commercially reasonable things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify the Administrative Agent of any “event of default” under any Management Agreement of which it is aware; (iii) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by each Manager under the Management Agreements, including any agreement to incur obligations and make expenditures in accordance with the Budget then in effect and Approved Mortgaged Property Operating Expenses and Approved Capital Expenditures contemplated therein.

(14)                            Business and Operations.  The Borrower and the Mortgaged Property Owners shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Mortgaged Property. Each of the Mortgaged Property Owners shall qualify to do business and shall remain in good standing under the laws of the State in which the Mortgaged Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Mortgaged Property.

(15)                            Title to the Mortgaged Property.  Each of the Mortgaged Property Owners shall warrant and defend (a) its title to the Mortgaged Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the applicable Security Instrument, Assignment of Leases and this Agreement on the Mortgaged Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. The Borrower shall reimburse the Administrative Agent for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Administrative Agent if an interest in the Mortgaged Property, other than as permitted hereunder, is claimed by another Person.

(16)                            Costs of Enforcement.  In the event (a) that this Agreement or any Security Instrument is foreclosed upon in whole or in part or that this Agreement or any Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding the Administrative Agent is made a party, or a mortgage prior to or subsequent to any Security Instrument in which proceeding the Administrative Agent is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by the Administrative Agent or such Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

(17)                            Estoppel Statements.

(A)                              The Borrower shall, from time to time, upon thirty (30) days’ prior written request from the Administrative Agent, but not more than twice in any one (1) calendar year so long as no Event of Default has occurred and is continuing, execute, acknowledge and deliver to the Administrative Agent, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been Modifications, that this Agreement and the other Loan Documents are in full force and effect as Modified and setting forth such Modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Loan and containing such other information, qualified to the Best of the Borrower’s Knowledge, with respect to the Borrower, the Mortgaged Property and the Loan as the Administrative Agent shall reasonably request. The estoppel certificate shall also state either that no Event of Default exists hereunder or, if any Event of Default shall exist hereunder, specify such Event of Default and the steps being taken to cure such Event of Default.

(B)                                The Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent, within thirty (30) days of the Administrative Agent’s request, tenant estoppel certificates from each Operating Lessee and from each other Tenant under Material Leases in substantially the form and substance of the estoppel certificates delivered by the Operating Non-Affiliates in connection with the Closing, provided that the Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year; provided, however, that there shall be no limit on the number of times the Borrower may be required to use commercially reasonable efforts to obtain such certificates if an Event of Default hereunder or under any of the Loan Documents has occurred and is continuing.

(18)                            Loan Proceeds.  The Borrower shall use the proceeds of the Loan received by it on the Closing Date only to repay the Existing Bridge Loan.

(19)                            No Joint Assessment.  The Borrower and the Mortgaged Property Owners shall not suffer, permit or initiate the joint assessment of any Mortgaged Property (a) with any other real property constituting a tax lot separate from the Mortgaged Property and (b) which constitutes real property with any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Mortgaged Property.

(20)                            No Further Encumbrances.  The Borrower and the Mortgaged Property Owners shall do, or cause to be done, all things necessary to keep and protect the Mortgaged Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Mortgaged Property, except for Permitted Encumbrances.

(21)                            Material Leases.  The Borrower and the Mortgaged Property Owners shall promptly after receipt thereof deliver to the Administrative Agent a copy of any notice received with respect to the Material Leases claiming that a Mortgaged Property Owner is in default in the performance or observance of any of the material terms, covenants or conditions of any of the Leases, if such default is reasonably likely to have a Portfolio Material Adverse Effect.

(22)                            Notices. The Borrower shall promptly, but in any event within five Business Days after obtaining knowledge thereof, give written notice to the Administrative Agent and each Lender directly of:

(A)                              The occurrence of any Potential Default or Event of Default and what action the Borrower has taken, is taking, or is proposing to take in response thereto;

(B)                                The institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the CNL Entities and not previously disclosed pursuant to this Section 7.1(22), which action, suit, proceeding, governmental investigation or arbitration (i) exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances expose, such Persons, in the Borrower’s reasonable judgment, to liability in an amount aggregating $10,000,000 or more and is or are not covered by insurance, or (ii) seeks injunctive or other relief which, if obtained, may have a Material Adverse Effect, providing such other information as may be reasonably available to enable Administrative Agent and its counsel to evaluate such matters.  The Borrower, upon request of the Administrative Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration.

(C)                                Any labor dispute to which any of the CNL Entities may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which could result in a Material Adverse Effect.

(D)                               The bankruptcy or cessation of operations of any hotel operator or hotel management company which manages Projects contributing more than 5% of the Consolidated Entities Net Income.

(E)                                 Any event not disclosed pursuant to paragraphs (A) through (D) above which could reasonably be expected to result in a Material Adverse Effect.

(23)                            Expenses.  The Borrower shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel) (1) of the Administrative Agent incident to the preparation, negotiation and administration and performance of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the due diligence review undertaken in connection therewith, and the syndication of the Loan (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Lenders and the Administrative Agent under the Loan Documents (including expenses incurred in creating and perfecting the Lien in favor of the Administrative Agent pursuant to this Agreement and the other Loan Documents), and (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Transaction Party or a “workout” of the Obligations.  The obligations of the Borrower under this Section 7.1(23) shall survive payment of all other Obligations.

(24)                            REIT Status.  CNL REIT shall maintain its status as a REIT.  All of the representations and warranties set forth in Section 6.18 shall remain true and correct at all times. Borrower will do or cause to be done all things necessary to cause it to be treated as either a partnership or a disregarded entity for purposes of federal income taxation and the tax laws of any state or locality in which Borrower is subject to taxation based on its income.

(25)                            Subordination.

(A)                              Each Transaction Party (each a “Subordinated Creditor”) hereby absolutely and irrevocably subordinates, both in right of payment and in time of payment, (a) in the case of the Guarantors and the Operating Affiliates, any and all present or future obligations and liabilities of the Borrower to such Persons, and (b) in the case of the Borrower, any and all present and future obligations and liabilities of the Guarantors and the Operating Affiliates to the Borrower (such obligations and liabilities referred to in clauses (a) or (b) being “Subordinated Indebtedness”), to the prior payment in full in cash of the Obligations or the obligations of the Guarantors under the Guaranties, as applicable. Each Subordinated Creditor agrees to make no claim for, or receive payment with respect to, such Subordinated Indebtedness until all Obligations and such obligations have been fully discharged in cash. Notwithstanding the foregoing, the Borrower shall be entitled to declare and pay dividends or make distributions to equity holders with respect to their Capital Stock, as long as no Noticed Event of Default then exists, but subject to Section 7.1(25) and Section 7.2(12), and the Transaction Parties may at any time prior to a Noticed Event of Default repay intercompany advances between and among themselves and their Wholly Owned Subsidiaries.

(B)                                All amounts and other assets that may from time to time be paid or distributed to or otherwise received by any Subordinated Creditor in respect of Subordinated Indebtedness in violation of this Section 7.1(25) shall be segregated and held in trust by the Subordinated Creditor for the benefit of the Lenders and promptly paid over to the Administrative Agent.

(C)                                Each Subordinated Creditor further agrees not to assign all or any part of the Subordinated Indebtedness unless the Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Agreement.  If the Administrative Agent so requests, (a) all instruments evidencing the Subordinated Indebtedness shall be duly endorsed and delivered to the Administrative Agent, (b) all security for the Subordinated Indebtedness shall be duly assigned and delivered to Administrative Agent for the benefit of the Lenders, (c) the Subordinated Indebtedness shall be enforced, collected and held by the relevant Subordinated Creditor as trustee for the Lenders and shall be paid over to the Administrative Agent for the benefit of the Lenders on account of the Obligations, and (d) the Subordinated Creditors shall execute, file and record such documents and instruments and take such other action as the Administrative Agent deems necessary or appropriate to perfect, preserve and enforce the Lenders’ rights in and to the Subordinated Indebtedness and any security therefor.  If any Subordinated Creditor fails to take any such action, the Administrative Agent, as attorney-in-fact for such Subordinated Creditor, is hereby authorized to do so in the name of the Subordinated Creditor. The foregoing power of attorney is coupled with an interest and cannot be revoked.

(D)                               In any bankruptcy or other proceeding in which the filing of claims is required by Requirements of Law, each Subordinated Creditor shall file all claims relating to the Subordinated Indebtedness that the Subordinated Creditor may have against the obligor thereunder and shall assign to the Administrative Agent, for the benefit of the Lenders, all rights relating to the Subordinated Indebtedness thereunder. If any Subordinated Creditor does not file any such claim, the Administrative Agent, as attorney-in-fact for the Subordinated Creditor, is hereby authorized to do so in the name of the Subordinated Creditor or, in the Administrative Agent’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of the Administrative Agent or the Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do.  In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent for the benefit of the Lenders the amount payable on such claim and, to the full extent necessary for that purpose, each Subordinated Creditor hereby assigns to the Administrative Agent for the benefit of the Lenders all of the Subordinated Creditor’s rights to any such payments or distributions; provided, however, the Subordinated Creditor’s obligations hereunder shall not be satisfied except to the extent that the Administrative Agent receives cash by reason of any such payment or distribution.

(E)                                 Each of the Subordinated Creditors hereby agrees that the Administrative Agent and the Lenders may at any time in their discretion renew or extend the time of payment of the Obligations or exercise, fail to exercise, waive or Modify any other of their rights under this Agreement, any Loan Document or any instrument evidencing or securing or delivered in connection therewith, and in reference thereto may make and enter into such agreements as to them may seem proper or desirable, all without notice to or further assent from the Subordinated Creditors (except as otherwise expressly required pursuant to this Agreement), and any such action shall not in any manner impair or affect the subordination set forth in this Section 7.1(25) or any of the Administrative Agent’s or Lenders’ rights hereunder.  The Subordinated Creditors each hereby waive and agree not to assert against the Administrative Agent or the Lenders any rights which a guarantor or surety could exercise with respect to any indebtedness of any Transaction Party, but nothing in this Section 7.1(25) shall constitute the Subordinated Creditors as a guarantor or surety.

7.2                                 Negative Covenants.

(1)                                  Incur Debt.  Incur, create or assume any Indebtedness other than Permitted Debt, or Transfer all or any part of the Mortgaged Property or any interest therein, except as permitted in the Loan Documents.

(2)                                  Encumbrances.  Incur, create or assume or permit the incurrence, creation or assumption of any Liens on any Property or assets of the Transaction Parties other than Permitted Encumbrances, and shall not Transfer or permit the Transfer of any direct or indirect interest (at any tier) in the Transaction Parties except as permitted pursuant to Section 7.5.

(3)                                  Engage in Different Business.  Engage to any material extent in any business other than such Person’s business as conducted on the date hereof and businesses which are substantially similar, related or incidental thereto.

(4)                                  INTENTIONALLY OMITTED

(5)                                  Partition.  Partition or permit the partition of any Mortgaged Property.

(6)                                  INTENTIONALLY OMITTED

(7)                                  INTENTIONALLY OMITTED

(8)                                  Transfer Assets.  Transfer or permit any Mortgaged Property Owner or Operating Lessee to Transfer, any asset other than in the Ordinary Course of Business and not in violation of the terms of Section 7.5 or any interest in the Mortgaged Property except as may be expressly permitted hereby or in the other Loan Documents.

(9)                                  Modify Organizational Documents.  Modify or permit any Mortgaged Property Owner or Operating Affiliate to Modify any of its Organizational Documents without the Administrative Agent’s consent, other than (a) Modifications necessary to clarify existing provisions of such Organizational Documents; (b) Modifications which would have no adverse, substantive effect on the right or interests of the Lenders in conjunction with the Loan or under the Loan Documents as permitted under this Agreement; or (c) to reflect any change in capital accounts, contributions, distributions, and allocations that do not and could not reasonably be expected to have a Material Adverse Effect or a Portfolio Material Adverse Effect.

(10)                            Dissolve.  Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except following or simultaneously with a repayment of the Loan in full or as expressly permitted pursuant to this Agreement.

(11)                            Bankruptcy.  (i) File (or permit any Mortgaged Property Owner or Operating Affiliate to file) a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of any Transaction Party’s assets other than in connection with the repayment of the Loan, (iii)  file or solicit the filing (or permit any Mortgaged Property Owner or Operating Affiliate to file or solicit the filing) of an involuntary bankruptcy petition against any of the Transaction Parties, Manager, or any Close Affiliate of any of the Transaction Parties.

(12)                            Distributions.  (i) No Borrower Party shall make any Distribution if such Distribution would cause such Person to be in violation of the mandatory prepayment requirements set forth in Section 3.3; (ii) CNL REIT shall not make, declare or become liable for any Distribution to the extent that such Distribution exceeds the sum of (A) $75,000,000, and (B) the aggregate Cash Available for Distribution for each Fiscal Quarter ended since the Closing Date, less the sum of (C) all Distributions paid or declared by CNL REIT, or for which CNL REIT is liable, on or after the Closing Date, and (D) all funds utilized on or after the Closing Date by CNL REIT or any of its Affiliates to purchase, redeem or retire any Capital Stock of CNL REIT; provided, however, that this clause (ii) shall not restrict any Distributions necessary to maintain CNL REIT’s status as a REIT; or (iii) in the event CNL REIT has become a Public Company, CNL REIT shall not make, declare or become liable for any Distributions during any period while a Noticed Event of Default has occurred and is continuing; or (iv) in the event CNL REIT has not become a Public Company, CNL REIT shall not make, declare or become liable for (A) any Distributions after the occurrence of a monetary Event of Default (provided Administrative Agent has delivered written notice thereof to the Borrower Parties); or (B) any Distributions after the occurrence of any other Noticed Event of Default, unless such Distributions: (x) are necessary to maintain CNL REIT’s status as a REIT, or (y) are paid in accordance with each of the following restrictions: (1) the Distribution is a payment of dividends consistent with CNL REIT’s dividend policy in effect as of the Closing Date, and (2) the

Distribution does not exceed a dividend of $0.775 per share.]  Nothing contained in this Section 7.2(12)  shall constitute a limitation on any remedies Administrative Agent or Lenders may have under any guaranty or security instrument provided in connection with the Loan (including the Guaranties and the Pledge Agreements), other than the restrictions on the right to make Distributions as proved herein.

(13)                            Manager.

(A)                              The Borrower represents, warrants and covenants on behalf of itself, each Mortgaged Property Owner and Operating Affiliate that the Mortgaged Property shall at all times be managed by an Acceptable Manager pursuant to an Acceptable Management Agreement, except to the extent provisions relating to management of the Mortgaged Property are incorporated into an Operating Lease in effect on the Closing Date or otherwise approved by Administrative Agent.

(B)                                Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except as provided in this Section 7.2(13), the Borrower may not Modify or waive any terms under any Management Agreement (or permit any such action) without the consent of the Administrative Agent.  Without the consent of the Administrative Agent, the Borrower shall be permitted to make any nonmaterial Modification to a Management Agreement and to waive any nonmaterial rights thereunder, provided that no such Modification or waiver shall affect the cash management procedures set forth in the Management Agreement or the Loan Documents, decrease the cash flow of any Mortgaged Property, adversely affect the marketability of the Mortgaged Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to such definitions, change any definitions or provisions so as to reduce the payments due the Borrower or applicable Operating Lessee thereunder, change the timing of remittances to the Borrower or applicable Operating Lessee thereunder, increase or decrease reserve requirements, change the term of the Management Agreement or increase any Management Fees payable under the Management Agreement.

(C)                                In the event Borrower desires to replace a Manager, it shall promptly deliver to Administrative Agent written notice thereof, along with the form of proposed replacement Management Agreement.  So long as the proposed new manager is an Acceptable Manager, Administrative Agent shall not unreasonably withhold its consent to the replacement Management Agreement.

(D)                               The Borrower hereby agrees that, subject to the provisions of the applicable Assignment of Management Agreement, in the event that (i) any Manager is in material default of its obligations under the applicable Management Agreement, and (ii) an Acceptable Manager has agreed to replace such defaulting Manager upon its termination, the Administrative Agent shall have the right to terminate such defaulting Manager subsequent to an Event of Default under this Agreement and an acceleration of the Loan.

(14)                            Franchise Fee and Management Fee.  The Borrower may not, without the prior written consent of the Administrative Agent (which may be withheld in its sole and absolute discretion) take or permit to be taken any action not expressly required under any

Management Agreement that would increase the percentage amount of the Management Fee, or add a new type of fee payable to any Manager relating to any Mortgaged Property, including, without limitation, the Franchise Fee and Management Fee.

(15)                            Modify Account Agreement.  Without the prior consent of the Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, the Borrower shall not Modify (or permit the Modification of) the Account Agreement.

(16)                            Zoning Reclassification.  Without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (a) initiate or consent to any zoning reclassification of any portion of the Mortgaged Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Mortgaged Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Mortgaged Property to be used in any manner that could result in the use of the Mortgaged Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

(17)                            Indebtedness Cancellation.  Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

(18)                            Misapplication of Funds.  Distribute any revenue from the Mortgaged Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Suspense Account or Payments Account as required by Section 8.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 7.1(18).

(19)                            Advisory Agreement.  Modify in any material respect the Advisory Agreement in a manner adverse to the Transaction Parties without the consent of the Administrative Agent, or replace the Advisor as the Advisor to CNL REIT and Borrower without the consent of the Administrative Agent, such consent not to be unreasonably withheld if such replacement provider is an Affiliate of CNL REIT.

(20)                            Investments.  Make any Investment, except Investments in the following, subject to the limitations set forth below:

(A)                              Investments in cash and Cash Equivalents;

(B)                                Investments made by a Transaction Party (other than in the Mortgaged Real Property) in the Ordinary Course of Business, provided that (i) construction, development, renovation, and other similar capital expenditure programs (“Development Investments”) with respect to any Real Property shall be deemed in the Ordinary Course of Business for purposes of this Section 7.2(21) so long as either (A) such Development Investment is made pursuant to projects or contracts that have already been initiated or executed, respectively, as of the Closing Date; or (B) the amount of such Investment with respect to any individual Real Property does not exceed 10% of the gross revenues generated by such Real Property; and (ii) any Indebtedness incurred in respect of such Investment, including any Capitalized Lease Obligations, shall be limited as provided in Section 7.5;

(C)                                Investments consisting of the acquisition of Projects, and investments in subsidiaries and joint ventures for the acquisition of Projects, in each case made by (i) the Borrower, or (ii) any other Transaction Party other than any Mortgaged Property Owner; provided that the cash invested in excess of any acquisition debt which is Permitted Debt in any such acquisition as equity may only be obtained from cash available to the Borrower Parties and not otherwise required to be applied or retained pursuant to the Loan Documents; and

(D)                               Investment in the acquisition, whether directly or by merger or similar corporate transaction, of the Advisor; provided that (i) such transaction is recommended by a committee of independent directors of the Board of Directors of CNL REIT, (ii) the purchase price for the Advisor (a) does not exceed $309 million, and (b) does not include the payment of cash or any other property (other than Capital Stock of CNL REIT or Borrower) by any CNL Entity in excess of $30.3 million, and (iii) Lehman Brothers or another internationally recognized investment banking firm has rendered a fairness opinion indicating that the compensation paid to Advisor in connection with such transaction is fair to the purchaser from a financial point of view.

(21)                            Transactions with Affiliates.  The Transaction Parties shall not, and shall not permit any of the CNL Entities to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with (i) a holder or holders of more than five percent (5%) of any class of equity Securities of CNL REIT; or (ii) with any Affiliate of CNL REIT which is not its Subsidiary (a “Transactional Affiliate”), except as set forth on Schedule 7.2(21) or except upon fair and reasonable terms no less favorable to the Transaction Parties than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.

(22)                            Financial Covenants of Borrower Parties.

(A)                              Maximum Leverage.  At any time during the periods indicated below, the ratio of Total Liabilities for the twelve months then most recently ended to EBITDA for the four Fiscal Quarters then most recently ended, shall not be less than the ratios set forth below:

Period Ratio

From the Closing Date through December 31, 2004	8.50:1

During calendar year 2005	8.25:1

From January 1, 2006 to the Initial Maturity Date	8.00:1

Upon extension of the Maturity Date, from the first day following the Initial Maturity Date to the Extended Maturity Date

7.00:1

(B)                                Minimum Interest Coverage Ratio. As of the last day of any Fiscal Quarter, the Interest Coverage Ratio shall not be less than 1.75.

(C)                                Minimum Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.50.

(D)                               Minimum Net Worth. At any time, Net Worth shall not be less than $950,000,000.

(E)                                 Mortgaged Property DSCR.  As of the last day of any Fiscal Quarter, the Mortgaged Property DSCR shall not be less than (a) 1.20 during the period from the Closing Date to the Initial Maturity Date, and (b) upon extension of the Maturity Date, 1.30 from the first day following the Initial Maturity Date to the Extended Maturity Date.

7.3                                 Insurance; Casualty; Condemnation; Restoration.  The Administrative Agent has accepted the Borrower’s current insurance program and policies through December 31, 2004 and any requirements set forth in this Section 7.3 which are not satisfied by said current insurance program are hereby waived through such date.

(1)                                  On and after December 31, 2004, the Borrower shall, at its sole cost and expense, keep in full force and effect (or, where applicable, cause the Mortgaged Property Owners or Operating Lessees to keep in full force and effect) insurance coverage of the types and minimum limits as follows during the term of this Agreement for the mutual benefit of the Borrower and the Administrative Agent:

(A)                              Property Insurance.  Insurance insuring against loss or damage by standard perils included within the classification “All Risks of Physical Loss”. Except as otherwise provided in Section 7.3.(1)(K), such insurance (i) shall be Replacement Cost Coverage in an amount equal to 100% of the actual replacement cost of each property (exclusive of costs of excavation, foundation, footings and underground utilities) and with respect to named storm windstorm insurance, 100% of the actual replacement cost of each property (exclusive of costs of excavation, foundation, footings and underground utilities) subject to Borrower’s best efforts to obtain such limits at commercially reasonable prices as approved by Administrative  Agent and Borrower, and (ii) shall have deductibles no greater than $1,000,000 for each individual Mortgaged Property for insurance required hereunder (or, with respect to named storm windstorm insurance, deductibles no greater than 5% of the unit value of insurance  applicable to the Mortgaged Property and with respect to non-Federal flood insurance, deductibles no greater than $11,000,000 per occurrence). The policies of insurance carried in accordance with this paragraph shall be paid annually in advance or approved periodic installments and shall contain a “Replacement Cost Endorsement” with a waiver of depreciation and with an “Agreed Amount Endorsement”;

(B)                                Liability Insurance.  Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for each Mortgaged Property for any policy year. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon the Borrower and all related court costs and attorneys’ fees and disbursements;

(C)                                Workers’ Compensation Insurance.  Worker’s compensation insurance with respect to all employees of the Borrower as and to the extent required by any Governmental Authority or Requirement of Law and employer’s liability coverage of at least $1,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in Section 7.3(1)(B) above;

(D)                               Commercial Rents Insurance.  Business or rental interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues (minus estimated variable costs which will no longer be incurred due to the business interruption) from the operation of the Mortgaged Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by the Borrower or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months (subject to adjustment for each such 18 month period), or (B) the projected Operating Expenses (including Debt Service) for the maintenance and operation of the Mortgaged Property for a period of up to the next succeeding eighteen (18) months as the same may be reduced or increased from time to time due to changes in such Operating Expenses. The amount of such insurance shall be (a) increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue (minus estimated (or actual) variable costs which will no longer be incurred due to the business interruption) increases or (b) decreased from time to time to the extent Rents or the estimates of such gross revenue or variable costs decreases;

(E)                                 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as the Administrative Agent may request, in form and substance acceptable to the Administrative Agent;

(F)                                 Boiler and Machinery Insurance. Insurance against loss or damage from explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Mortgaged Property;

(G)                                Flood Insurance. Flood insurance if any part of any structure or improvement comprising the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” and (a) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (b) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available.

(H)                               Terrorism Insurance.  Provided that foreign insurance coverage (“Terrorism Insurance”) relating to the acts of terrorism on behalf of foreign individuals or interests as contemplated by the Foreign Terrorism Insurance Act is either (i) commercially available, (ii) commonly obtained by owners of commercial properties in the same geographic area as the Mortgaged Property and which are similar to the Mortgaged Property or (iii) maintained for another hotel property in the same geographic area as the Mortgaged Property which is at least 51% owned directly or indirectly by any Borrower Party, the Borrower shall carry Terrorism Insurance throughout the term of the Loan (including any extension terms) on a per occurrence basis in policy amounts as required under Sections 7.3.(1)(A), (D) and (F).

(I)                                    Demolition and Increased Construction Costs. Coverage to compensate for the cost of demolition and the increased cost of construction for the Mortgaged Property;

(J)                                   Law and Ordinance Insurance. Law and ordinance insurance coverage in an amount no less than that set forth in the insurance policies covering the Mortgaged Property as of the date hereof;

(K)                               Other Insurance. Upon sixty (60) days’ written notice, such other reasonable types of insurance not covered in Sections 7.3(1)(A) through 7.3(1)(J) and in such reasonable amounts as the Administrative Agent from time to time may reasonably request against such other insurable hazards (but not earthquake) which at the time are commonly insured against for property similar to the Mortgaged Property located in or around the region in which the Mortgaged Property is located and as may be reasonably required to protect the Administrative Agent’s interests.  The Borrower must maintain seismic insurance as follows:

(i)                                     If a Mortgaged Property is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, earthquake insurance in an amount no less than the probable maximum loss less any applicable deductibles not exceeding 10% of the full replacement value of such property, including business interruption coverage, in an amount not less than the amount required under Section 7.3.(1), all as determined by a recognized earthquake engineering firm, and

(ii)                                  sinkhole and mine subsidence insurance, if required, as determined by Administrative Agent in its sole discretion and in form and substance satisfactory to Administrative Agent, provide that the insurance pursuant to this Section 7.3 (1)(K)(ii) shall be on terms consistent with the all risk insurance policy required under Section 7.3(1)(A);

(L)                                 Ratings of Insurers. All insurance provide for in Section 7.3(1) shall be obtained and maintain, or cause to be maintained, at all times insurance for itself and its Properties under valid and enforceable policies, in form and substance acceptable to Administrative Agent.  Any new Policies for Mortgaged Property shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P (or such other debt rating agencies approved by Administrative Agent) and a general policy rating of “A-” or better and a Financial size of XII or better by A.M. Best Company, Inc.  The Policies for Mortgaged Properties shall designate Administrative Agent and   its successors and assigns as additional insureds,

mortgagees and/or loss payee as deemed appropriate by Administrative Agent.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, renewal Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Administrative Agent.

(M)                            Form of Insurance Policies; Endorsements. The Policies (i) shall name the Administrative Agent and its successors and/or assigns as their interest may appear as an additional insured, mortgagee or as a loss payee (except that in the case of general liability insurance, the Administrative Agent shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Mortgagee Clause and, except with respect to general liability insurance and workers’ compensation insurance, a Lender’s Mortgagee Endorsement, or their equivalents; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than the Borrower) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) shall contain such provisions as the Administrative Agent deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither the Borrower, the Administrative Agent nor any other party shall be a Contributor- insurer (except deductibles) under said Policies and that no material modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (v) shall permit the Administrative Agent to pay the premiums and continue any insurance upon failure of the Borrower to pay premiums when due, upon the insolvency of any of the Borrower or through foreclosure or other transfer of title to the Mortgaged Property (it being understood that the Borrower’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (vi) shall provide that any proceeds shall be payable to the Administrative Agent and Borrower as their interests may appear and that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by the Borrower, the Administrative Agent or any other named insured, additional insured or loss payee, except for the willful misconduct of the Administrative Agent knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the Mortgaged Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the Mortgaged Property, or (D) any change in the possession of the Mortgaged Property without a change in the identity of the holder of actual title to the Mortgaged Property (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied).

(N)                               Premiums; Certificates; Renewals.

(i)                                     The Borrower shall pay or cause to be paid the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to the Administrative Agent the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to the Administrative Agent (provided, however, that Borrower is not required to furnish such evidence of payment to the Administrative Agent if such Insurance Premiums are to be paid by the Administrative Agent pursuant to the terms of this Agreement).  Within thirty (30) days after request by the Administrative Agent, the Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by the Administrative Agent (except with respect to the Terrorism Insurance and seismic insurance required hereunder), taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event the Borrower satisfies the requirements under this Section 7.3(1)(N) through the use of a Policy covering properties in addition to the Mortgaged Property, then (unless such policy is provided in substantially the same manner as it is as of the date hereof), the Borrower shall provide evidence satisfactory to the Administrative Agent that the Insurance Premiums for the Mortgaged Property are separately allocated under such Policy to the Mortgaged Property and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to the Mortgaged Property and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to the Mortgaged Property, notwithstanding the failure of payment of any other portion of the insurance premiums.

(ii)                                  The Borrower shall deliver to the Administrative Agent on or prior to the Closing Date acceptable insurance evidence in the form of certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified in any material respect without thirty (30) days’ prior notice to the Administrative Agent, or ten (10) days’ notice with respect to nonpayment of premium.

(iii)                               Prior to the expiration, termination or cancellation of any Policy, the Borrower shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to the Administrative Agent acceptable insurance evidence in the form of a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by the Borrower pursuant to clause (ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(iv)                              If the Borrower does not furnish to the Administrative Agent the certificates as required under clause (iii) above, upon three (3) Business Days prior notice to the Borrower, the Administrative Agent may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and the Borrower agrees to reimburse the Administrative Agent for the cost of such Insurance Premiums promptly on demand.

(O)                               Separate Insurance. The Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 7.3(1) unless such insurance complies with this Section 7.3(1).

(P)                                 Blanket Policies. The insurance coverage required under this Section 7.3(1) may be effected under a blanket policy or policies covering the Mortgaged

Property and other properties and assets not constituting a part of the Mortgaged Property; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Mortgaged Property, and any sublimits in such blanket policy applicable to the Mortgaged Property, which amounts shall not be less than the amounts required pursuant to this Section 7.3(1) and which shall in any case comply in all other respects with the requirements of this Section 7.3(1). Upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by city (if available, otherwise, county) and state of the properties, (iii) the average square footage of the properties (or the aggregate square footage or room count, if applicable), (iv) a brief description of the typical construction type included in the blanket policy and (v) such other information as the Administrative Agent may reasonably request.

(2)                                  Condemnation and Insurance Proceeds.

(A)                              Right to Adjust.

(i)                                     If one or more Mortgaged Property is damaged or destroyed, in whole or in part in any material respect, by a Casualty, the Borrower shall give prompt written notice thereof to the Administrative Agent, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, the Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Mortgaged Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.

(ii)                                  Subject to clause (v) below, in the event of a Casualty where the loss does not exceed $5,000,000, the Borrower may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, the Borrower is hereby authorized to collect and receipt for the Administrative Agent any Proceeds.

(iii)                               Subject to clause (v) below, in the event of a Casualty where the loss exceeds $5,000,000, the Borrower may settle and adjust such claim only with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent shall have the opportunity to participate, at the Borrower’s cost, in any such adjustments.

(iv)                              The proceeds of any Policy in excess of $1,000,000 shall be due and payable jointly to the Administrative Agent and Borrower as their interests may appear and held and applied in accordance with the terms hereof, with Administrative Agent to be shown as Mortgagee and Loss Payee on all Property Insurance except as otherwise expressly required under the terms of any Management Agreement or Operating Lease with other than an Operating Affiliate.

(v)                                 Notwithstanding the terms of clauses (i) and (ii) above, the Administrative Agent shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

(B)                                Right of the Borrower to Apply to Restoration. In the event of (a) a Casualty that does not constitute a Material Casualty, or (b) a Condemnation that does not constitute a Material Condemnation, the Administrative Agent shall permit the application of the Proceeds (after reimbursement of any expenses incurred by the Administrative Agent) to reimburse the Borrower for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the Mortgaged Property (the “Restoration”), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be then continuing and (2) in the reasonable judgment of the Administrative Agent:

(i)                                     the Mortgaged Property can be restored to an economic unit not materially less valuable (taking into account the effect of the termination of any Leases and the proceeds of any rental loss or business interruption insurance which the Borrower receives or is entitled to receive, in each case, due to such Casualty or Condemnation) and not materially less useful than the same was prior to the Casualty or Condemnation,

(ii)                                  the Mortgaged Properties, after such Restoration and stabilization, will adequately secure the outstanding balance of the Loan,

(iii)                               the Restoration can be completed by the earliest to occur of:

(A) the date on which the business interruption insurance carried by the Borrower with respect to the Mortgaged Property shall expire;

(B) the 180th day prior to the Maturity Date, and

(C) with respect to a Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and

(iv)                              after receiving reasonably satisfactory evidence to such effect, during the period of the Restoration, the sum of (A) income derived from each Mortgaged Property (collectively), plus (B) proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as the Borrower may irrevocably make available for the Restoration, will equal or exceed 105% of the sum of (x) Operating Expenses and (y) the Debt Service.

Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this Section 7.3(2)(B) is not satisfied, then, unless the Administrative Agent shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan up to the Release Amount for such Mortgaged Property; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Loan so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums  then due and owing under the Loan Documents and (C) third, to reimburse the Administrative Agent for any fees and expenses of the Administrative Agent incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, the

Borrower shall be entitled to receive the balance of the Proceeds, if any, and a release of the Lien of the applicable Security Instrument and the other Loan Documents with respect to the Mortgaged Property in accordance with and subject to the terms of this Agreement).  Notwithstanding the foregoing, or the provisions of Section (C) below, Proceeds must be applied in accordance with the requirements of any Management Agreement or Operating Lease which is not with an Operating Affiliate.

(C)                                Material Casualty or Condemnation and the Administrative Agent’s Right to Apply. In the event of a Material Casualty or a Material Condemnation, then the Administrative Agent shall have the option to (i) apply the Proceeds hereof in the following order of priority: (A) first, to prepay the principal of the Loan up to the Release Amount for such Mortgaged Property; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Loan so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums then due and owing under the Loan Documents; and (C) third, to reimburse the Administrative Agent for any fees and expenses of the Administrative Agent incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, the Borrower shall be entitled to receive the balance of the Proceeds, if any and a release of the Lien of the applicable Security Instrument and the other Loan Documents with respect to the Mortgaged Property in accordance with and subject to the terms of this Agreement), or (ii) make such Proceeds available to reimburse the Borrower for the cost of any Restoration in the manner set forth below in Section 7.3(2)(D) hereof.  Notwithstanding anything to the contrary contained herein, in the event of a Material Casualty or a Material Condemnation, where the Borrower cannot restore, repair, replace or rebuild the Mortgaged Property to be of at least substantially equal value and of substantially the same character as prior to the Material Casualty or Material Condemnation or title defect because the Mortgaged Property is a legally non-conforming use or as a result of any other Legal Requirement, the Borrower hereby agrees that the Administrative Agent may apply the Proceeds payable in connection therewith in accordance with clauses (A),(B) and (C).

(D)                               Manner of Restoration and Reimbursement. If the Borrower is entitled pursuant to Sections 7.3(2)(B) or 7.3(2)(C) above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon the Administrative Agent being furnished with (i) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as the Administrative Agent may reasonably require and approve, and(ii) all plans and specifications for such Restoration, such plans and specifications to be approved by the Administrative Agent prior to commencement of any work (such approval not to be unreasonably withheld or delayed). In addition, no payment made prior to the Final Completion of the Restoration (excluding punch-list items) shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of the Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of the Administrative Agent by or on behalf of the Borrower for that purpose, shall be at least sufficient in the reasonable judgment of the Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, the Administrative Agent shall have received evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration (such estimate to be made by the Borrower’s architect or contractor and approved by the Administrative Agent in its reasonable discretion), and the Borrower shall have deposited with the Administrative Agent Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds.  Any surplus which may remain out of Proceeds received pursuant to a Casualty shall be paid to the Borrower after payment of such costs of Restoration. Any surplus which may remain out of Proceeds received pursuant to a Condemnation shall be delivered to the Administrative Agent for deposit into the Payments Account to be held and disbursed in accordance with the terms of this Agreement.

(E)                                 Condemnation.  Borrower shall promptly notify, or cause to be notified, Administrative Agent of the actual or threatened commencement of any proceeding for the Condemnation of any Mortgaged Properties of which Borrower or any Operating Affiliate has knowledge and deliver or cause to be diligently delivered to Administrative Agent copies of any and all papers served in connection with such proceedings.  Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute or cause to be diligently prosecuted any such proceedings, and shall consult with Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Borrower may settle and compromise the Proceeds of any Condemnation where the loss exceeds $5,000,000 only with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower shall continue to pay the Obligations at the time and in the manner provided for herein and the other Loan Documents, and the Obligations shall not be reduced unless and until any Proceeds shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations pursuant to the terms of Section 7.3(2)(B) or 7.3(2)(C) above.  Administrative Agent shall not be limited to the interest paid on such Proceeds by the condemning authority but shall be entitled to receive out of such Proceeds interest at the rate or rates provided herein applicable to the Loan.  To the extent the Proceeds of any Condemnation are to be applied by Administrative Agent pursuant to Section 7.3(2)(B) or 7.3(2)(C) above, the Borrower shall cause such Proceeds to be paid directly to the Administrative Agent to be held and applied pursuant to such provisions.  If any Mortgaged Property or any portion thereof is taken by a condemning authority, the Borrower shall or shall cause the Operating Lessee thereof to promptly commence and diligently prosecute the Restoration of such Mortgaged Property to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation.

7.4                                 Impositions, Other Charges, Liens and Other Items.

(1)                                  Borrower to Pay Impositions and Other Charges.  The Borrower shall pay, or cause the applicable Mortgaged Property Owner or Operating Lessee to pay, all Impositions now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Subject to the Borrower’s right of contest set forth in Section 7.4(3), the Administrative Agent, on behalf of the Borrower, may pay, but shall not be obligated to pay, all Impositions and Other Charges which are attributable to or affect the Mortgaged Property or the Borrower directly to the applicable taxing authority with respect thereto, and the Borrower agrees to reimburse the Administrative Agent for such payments promptly on demand. Nothing contained in this Agreement or the Security Instruments shall be construed to require the Borrower to pay any tax, assessment, levy or charge imposed on the Administrative Agent in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

(2)                                  No Liens.  Subject to its right of contest set forth in Section 7.4(3), the Borrower shall at all times keep, or cause to be kept, the Mortgaged Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Mortgaged Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Mortgaged Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from the Administrative Agent, the lienor or any other Person) thereof.  The Borrower shall do or cause to be done, at the sole cost of the Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instruments against the Mortgaged Property, including the payment of all charges, filing, registration and recording fees, excises and levies payable with respect to such Lien, subject to the Permitted Encumbrances.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or discharge such Lien, and the Borrower shall reimburse the Administrative Agent on demand for all such advances pursuant to Section 7.1(23) (together with interest thereon at the Default Rate).

(3)                                  Contest. Nothing contained herein shall be deemed to require the Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Requirement of Law or Insurance Requirement, so long as the Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) the Borrower shall keep the Administrative Agent informed of the status of such contest at reasonable intervals, (iii) if the Borrower is not providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on the Borrower’s books in accordance with GAAP, (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure of the Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by the Borrower under Section 7.3(1) or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of $1,000,000 individually, or in the aggregate, during such contest, the Borrower, shall deposit with or deliver to the Administrative Agent either cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 125% of (A) the amount of the Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, the Borrower promptly shall comply with any contested Requirement of Law or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Mortgaged Property or any portion thereof shall be, in the Administrative Agent’s reasonable judgment, in imminent danger of being forfeited or lost or the Administrative Agent is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to the Borrower, the Borrower shall deliver to the Administrative Agent reasonable evidence of the Borrower’s compliance with such contested Imposition, Lien, Requirements of Law or Insurance Requirements, as the case may be.

7.5                                 Transfers, Indebtedness and Subordinate Liens

(1)                                  Restrictions on Transfers and Indebtedness.

(A)                              Unless such action is permitted by Section 3.6 or the subsequent provisions of this Section 7.5, no Transaction Party shall, without the Administrative Agent’s prior written consent in its sole and absolute discretion, (A) Transfer, or permit or suffer any Person to Transfer, at any tier, legal, Beneficial or direct or indirect equitable interests in all or any part of the Mortgaged Property, or in any other Transaction Party or Pledged Subsidiary, or (B) mortgage, hypothecate, pledge or otherwise encumber or grant a security interest in, at any tier, any part of the legal, Beneficial or direct or indirect equitable interests in all or any part of the Mortgaged Property, or in any other Transaction Party or Pledged Subsidiary.

(B)                                None of CNL REIT, the Borrower, any Mortgaged Property Owner nor their respective Subsidiary Entities shall incur, create or assume any Indebtedness or incur any liabilities without the consent of the Required Lenders; provided, however, such Persons may, without the consent of the Administrative Agent, incur, create or assume Permitted Debt.

(2)                                  Sale of Personal Property.  The Borrower or Mortgaged Property Owners may Transfer or dispose of Personal Property (other than Capital Stock of any CNL Entity) which is being replaced or which is no longer necessary in connection with the operation of the Mortgaged Property free from the Lien of the applicable Security Instrument provided that such Transfer or disposal will not have a Portfolio Material Adverse Effect, will not materially impair the utility of the subject Mortgaged Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new Personal Property acquired by the Borrower, Mortgaged Property Owners or Operating Affiliates (and not so disposed of) shall be subject to the Lien of the applicable Security Instrument. The Administrative Agent shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to the Administrative Agent to confirm that such Personal Property which is to be, or has been, sold or disposed of is free from the Lien of the applicable Security Instrument.

(3)                                  Immaterial Transfers and Easements, etc.  The Borrower and Operating Lessees may, without the consent of the Administrative Agent, (i) make immaterial Transfers (including, but not limited to, lot line adjustments) of portions of the Mortgaged Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 7.3(2)) or, portions of the Mortgaged Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Mortgaged Property or resolving encroachment issues, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for resolving encroachment issues for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the subject Mortgaged Property or have a Portfolio Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 7.5(3), the Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Mortgaged Property affected by such Condemnation or such Transfer from the Lien of the applicable Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of such Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Administrative Agent of:

(A)                              thirty (30) days prior written notice thereof;

(B)                                a copy of the instrument or instruments of Transfer;

(C)                                an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the subject Mortgaged Property, materially reduce the value of the Mortgaged Property or have a Portfolio Material Adverse Effect; and

(D)                               reimbursement of all of the Administrative Agent’s reasonable costs and expenses incurred in connection with such Transfer.

(4)                                  Leases.

(A)                              New Leases and Lease Modifications.  Except as otherwise provided in this Section 7.5(4), none of the Borrower nor the Mortgage Property Owners shall (i) enter into any Lease on terms other than “market” rental rates (in Borrower’s good faith judgment), (ii) enter into any new Material Lease following the Closing Date (a “New Lease”) (iii) consent to the assignment of any Material Lease (unless required to do so by the terms of such Lease) that releases the original Tenant from its obligations under the Lease, or (iv) Modify (other than a renewal pursuant to the existing renewal provisions of) any Material Lease (including, without limitation, accept a surrender of any portion of the Mortgaged Property subject to a Material Lease (unless otherwise permitted or required by law), allow a reduction in the term of any Material Lease or a reduction in the Rent payable under any Material Lease, change any renewal provisions of any Material Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Material Lease (any such action referred to in clauses (iii) and (iv) being referred to herein as a “Lease

Modification”) without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld or delayed. Any New Lease or Lease Modification that requires the Administrative Agent’s consent shall be delivered to the Administrative Agent for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification.

(B)                                Leasing Conditions. Subject to terms of this Section 7.5(4), provided no Event of Default shall have occurred and be continuing, the Borrower and the Mortgage Property Owners, as applicable, may enter into a New Lease or Lease Modification, without the Administrative Agent’s prior written consent, that satisfies each of the following conditions (as evidenced by an Officer’s Certificate delivered to the Administrative Agent prior to the Borrower’s or the Mortgage Property Owner’s entry into such New Lease or Lease Modification):

(i)                                     with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 10,000 net rentable square feet of the Mortgaged Property;

(ii)                                  the term of such New Lease or Lease Modification, as applicable, does not exceed 120 months, plus up to two (2) 60-month option terms (or equivalent combination of renewals);

(iii)                               the New Lease or Lease Modification provides for “market” rental rates and other terms and does not contain any terms which would adversely affect the Administrative Agent’s rights under the Loan Documents or that would have a Portfolio Material Adverse Effect;

(iv)                              the New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses; any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi- nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Portfolio Material Adverse Effect;

(v)                                 the Tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of the Borrower, unless such New Lease or Lease satisfies the requirements of Section 7.2(21);

(vi)                              the New Lease or Lease Modification, as applicable, does not prevent Proceeds from being held and disbursed by the Administrative Agent in accordance with the terms hereof and does not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Condemnation of its trade fixtures and its leasehold improvements which have not become part of the Mortgaged Property and such business loss as Tenant may specifically and separately establish; and

(vii)                           the New Lease or Lease Modification, as applicable satisfies the requirements of Section 7.5(4)(G) and Section 7.5(4)(H).

(C)                                Delivery of New Lease or Lease Modification. Upon the execution of any New Lease or Lease Modification, as applicable, the Borrower shall deliver to the Administrative Agent an executed copy of the Lease.

(D)                               Lease Amendments. Each of the Borrower and Mortgage Property Owners agrees that it shall not have the right or power, as against the Administrative Agent without its consent, to cancel, abridge, Modify any Lease unless such Modification complies with this Section 7.5(4).

(E)                                 No Default Under Leases. The Borrower and Mortgage Property Owners shall (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by such Persons under the Leases, if the failure to perform or observe the same would have a Portfolio Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by the Administrative Agent, any right to request from the Tenant under any Lease a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that the Borrower and Mortgage Property Owners may collect such security deposits and last month’s Rents as are permitted by Requirements of Law and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).

(F)                                 Subordination. All Lease Modifications and New Leases entered into by any Borrower or Mortgage Property Owner after the date hereof shall be subject and subordinate to this Agreement and the applicable Security Instrument (through a subordination provision contained in such Lease or otherwise) and shall provide that the Person holding any rights thereunder shall attorn to the Administrative Agent or any other Person succeeding to the interests of the Administrative Agent upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 7.5(4).

(G)                                Attornment. Each Lease Modification and New Lease entered into from and after the date hereof shall provide that in the event of the enforcement by the Administrative Agent of any remedy under this Agreement or the applicable Security Instrument, the Tenant under such Lease shall, at the option of the Administrative Agent or of any other Person succeeding to the interest of the Administrative Agent as a result of such enforcement, attorn to the Administrative Agent or to such Person and shall recognize the Administrative Agent or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, the Administrative Agent or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by the Borrower or Mortgage Property Owner under any such Lease (but the Administrative Agent, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of the Administrative Agent’s, or such successor’s, interest in the Mortgaged Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against the Borrower or Mortgage Property Owner, (iv) any obligation on the Borrower’s or Mortgage Property Owner’s part, pursuant to such Lease, to perform any tenant improvement work or (v) any obligation on the Borrower’s or Mortgage Property Owner’s part, pursuant to such Lease, to pay any sum of money to any Tenant. Each such New Lease shall also provide that, upon the reasonable request by the Administrative Agent or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

(H)                               Non-Disturbance Agreements. The Administrative Agent shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Mortgaged Property is located, a subordination, attornment and non-disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit G (a “Non-Disturbance Agreement”), with any Tenant (other than an Affiliate of the Borrower) entering into a New Lease permitted hereunder or otherwise consented to by the Administrative Agent within ten (10) Business Days after written request therefor by the Borrower, provided that, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 7.5(4). All reasonable third party costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by the Borrower (in advance, if requested by the Administrative Agent).  The subordination of any Operating Lease with an Operating Non-Affiliate may be subject to this undertaking on behalf of the Lenders.

7.6                                 Interest Rate Cap Agreements.

(1)                                  Interest Rate Cap Agreements.  The Borrower shall maintain the Initial Rate Cap Agreement in effect, without reduction to reflect prepayments of principal amounts of the Loan, through and including the Initial Maturity Date.  Prior to any extension of the Initial Maturity Date pursuant to Section 1.4, the Borrower shall enter into the Extension Rate Cap Agreement, and shall maintain the Extension Rate Cap Agreement in effect, without reduction to reflect prepayments of principal amounts of the Loan, through and including the Extended Maturity Date. At all times, the Borrower shall enter into and maintain such additional Interest Rate Agreements as shall be necessary to ensure that not less than 65% of all interest-bearing Indebtedness of Borrower and its Subsidiaries accrues interest at a fixed or hedged rate.

(2)                                  Pledge and Collateral Assignment.  Borrower shall enter into an Assignment of Interest Rate Cap Collateral with respect to each Interest Rate Cap Agreement and hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to the Administrative Agent, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on the Borrower’s part to be paid and performed, in, to and under all of such Borrower’s right, title and interest whether now owned or hereafter acquired and whether now existing or hereafter arising (collectively, the “Rate Cap Collateral”): (i) in the Interest Rate Cap Agreements; (ii) to receive any and all payments under any Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of any Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing.  The Borrower shall notify the counterparty under each Interest Rate Cap

Agreement of such assignment. The Borrower shall not, without obtaining the prior written consent of the Administrative Agent, further pledge, transfer, deliver, assign or grant any security interest in any Interest Rate Cap Agreement or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming the Administrative Agent as the secured party, to be filed with respect thereto.

(3)                                  Covenants.

(A)                              The Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreements. All amounts paid by the counterparty under any Interest Rate Cap Agreement to the Borrower or the Administrative Agent shall be deposited immediately into the Payments Account pursuant to Section 8.1. The Borrower shall take all actions reasonably requested by the Administrative Agent to enforce the Borrower’s rights under each Interest Rate Cap Agreement in the event of a default by the counterparty thereunder and shall not waive or otherwise Modify any of its rights thereunder.

(B)                                The Borrower shall defend the Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by the Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(C)                                In the event of (x) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of any counterparty to an Interest Rate Cap Agreement such that, thereafter, such counterparty shall cease to be an Acceptable Counterparty or (y) any counterparty shall fail to comply with the requirements contained in the applicable Interest Rate Cap Agreement which are described in Schedule 7.6(3), upon such occurrence, the Borrower shall replace the relevant Interest Rate Cap Agreement with a replacement Interest Rate Agreement satisfying all the requirements of the replaced Interest Rate Cap Agreement hereunder and otherwise acceptable to the Administrative Agent.

(D)                               Except as permitted by Section 7.6(2), the Borrower shall not (i) without the prior written consent of the Administrative Agent, Modify the terms of any Interest Rate Cap Agreement, (ii) without the prior written consent of the Administrative Agent, cause the termination of any Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of the Administrative Agent, except as aforesaid, waive or release any obligation of any counterparty (or any successor or substitute party to any Interest Rate Cap Agreement) under any Interest Rate Cap Agreement, (iv) without the prior written consent of the Administrative Agent, consent or agree to any act or omission to act on the part of any counterparty (or any successor or substitute party to any Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under such Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under each Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Interest Rate Cap Agreement or any defense by any counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to the Administrative Agent of any notice of default given by or to the Borrower under or with respect to any Interest Rate Cap Agreement, together with a complete copy of such notice.

(4)                                  Representations and Warranties.  The Borrower hereby covenants with, and represents and warrants to, the Administrative Agent as follows:

(A)                              Each Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(B)                                The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and the Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(C)                                The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by the Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(D)                               Giving effect to the aforesaid grant and assignment to the Administrative Agent, the Administrative Agent has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of the Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(E)                                 Except for financing statements filed or to be filed in favor of the Administrative Agent as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and the Borrower shall not, without the prior written consent of the Administrative Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of the Administrative Agent as secured party.

(5)                                  Payments.  If the Borrower at any time shall be entitled to receive any payments with respect to any Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to the Borrower, be deposited by the applicable counterparty into the Payments Account.

(6)                                  Remedies.  Subject to the provisions of the Interest Rate Cap Agreements, if an Event of Default shall occur and then be continuing:

(A)                              the Administrative Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the

Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, the Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that the Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize the Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(B)                                The Administrative Agent may exercise, either by itself or by its nominee or designee, in the name of the Borrower, all of the Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(C)                                The Borrower hereby irrevocably, in the name of the Borrower or otherwise, authorizes and empowers the Administrative Agent and assigns and transfers unto the Administrative Agent, and constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrower and in the name of the Borrower, upon the occurrence and during the continuance of an Event of Default, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of the Borrower under the Interest Rate Cap Agreements, including any power to subordinate or modify the Interest Rate Cap Agreements (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel any Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in the Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Administrative Agent in this Agreement, and the Borrower further authorizes and empowers the Administrative Agent, as the Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrower and in the name of the Borrower, upon the occurrence and during the continuance of an Event of Default, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of the Borrower which in the opinion of the Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under any Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by the Borrower thereunder or to enforce any of the rights of the Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by the Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(D)                               Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, without notice to, or assent by, the Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of the Borrower or in the name of the Administrative Agent, notify any counterparty to any Interest Rate Cap Agreement to make payment and performance directly to the Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to the Borrower, or claims of the Borrower, under the applicable Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing the applicable Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by the Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(E)                                 Pursuant to the powers-of-attorney provided for above, the Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that the Administrative Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on the Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, the Administrative Agent, after the occurrence and during the continuance of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Borrower representing: (i) any payment of obligations owed pursuant to any Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of the Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(F)                                 the Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC.

(G)                                Without limiting any other provision of this Agreement or any of the Borrower’s rights hereunder, and without waiving or releasing the Borrower from any obligation or default hereunder, the Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or any Interest Rate Cap Agreement to be performed or observed by the Borrower to be promptly performed or observed on behalf of the Borrower. All amounts advanced by, or on behalf of, the Administrative Agent in exercising its rights under this Section 7.6(6)(G) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by the Borrower to the Administrative Agent upon demand and shall be secured by this Agreement.

(7)                                  Sales of Rate Cap Collateral.  Upon and during the continuance of an Event of Default, no demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by the Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that the Administrative Agent shall give the Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice the Borrower hereby agree is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, the Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and the Administrative Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, the Administrative Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of the Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, the Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, the Administrative Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

(8)                                  Public Sales Not Possible.  The Borrower acknowledges that the terms of the Interest Rate Cap Agreements may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law.  In light of these considerations, the Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

(9)                                  Receipt of Sale Proceeds.  Upon any sale of the Rate Cap Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by the Administrative Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or non-application thereof.

7.7                                 Maintenance of the Property.

(1)                                  Maintenance of Mortgaged Property.  The Borrower and Mortgaged Property Owners shall keep and maintain, or cause to be kept and maintained, the Mortgaged Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall not permit or commit any waste, impairment, or deterioration of any portion of the Mortgaged Property in any material respect. The Borrower and Mortgage Property Owners further covenant to do all other acts which from the character or use of the Mortgaged Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. The Borrower shall not demolish any Improvement on the Mortgaged Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Condemnation or Casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

(2)                                  Alterations and Expansions.  Without the consent of the Administrative Agent, neither the Borrower nor any Mortgaged Property Owner shall perform or undertake or consent to the performance or undertaking of (i) any Alteration or Expansion which, either during the Alteration or Expansion or upon completion, could reasonably be expected to have a Portfolio Material Adverse Effect or adversely affect the annual Mortgaged Property Net Operating Income, or (ii) any Material Alteration or Material Expansion.

7.8                                 Books and Records, Financial Statements, Reports and Other Information.

(1)                                  Books and Records.  The Borrower shall keep and maintain on a fiscal year basis proper books and records in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Loan, the Mortgaged Property and the business and affairs of the Borrower relating to the Mortgaged Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, in accordance with GAAP. The Administrative Agent and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of the Borrower relating to the operation of the Mortgaged Property and to make such copies or extracts thereof as the Administrative Agent may reasonably require.

(2)                                  Financial Statements.

(A)                              Quarterly/Monthly Reports.  The Borrower shall furnish to the Administrative Agent, (i) during a Low DSCR Period, within thirty (30) days after the end of each calendar month, or (ii) otherwise, within forty-five (45) days after the end of each Fiscal Quarter, unaudited operating statements, STAR Reports, occupancy and ADR reports for the Mortgaged Property, in each case accompanied by an Officer’s Certificate certifying (i) with respect to the operating statements, that to the Best of the Borrower’s Knowledge and the best of such officer’s knowledge such statements are true, correct, accurate and complete and fairly present the results of the operations of the Borrower and the Mortgaged Property, and (ii) with respect to the occupancy and ADR reports, that such items are to the Best of the Borrower’s Knowledge and the best of such officer’s knowledge true, correct and accurate and fairly present the results of the operations of the Borrower and the Mortgaged Property. The Borrower will also provide the Administrative Agent copies of all flash reports as to monthly revenues upon request;

(B)                                Quarterly Reports.  Commencing with the Fiscal Quarter ended September 30, 2004, the Borrower will furnish, or cause to be furnished, to the Administrative Agent on or before the forty-fifth (45th) day after the end of each Fiscal Quarter, the following items, accompanied by an Officer’s Certificate, certifying that to the Best of the Borrower’s

Knowledge and the best of such officer’s knowledge such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of the relevant Person and the Mortgaged Property in a manner consistent with GAAP (subject to normal year end adjustments) to the extent applicable:

(a) quarterly and year to date financial statements prepared for such fiscal quarter with respect to the Borrower and CNL REIT and its Subsidiaries on a consolidated basis, including a balance sheet and a statement of operations for such quarter;

(b) during a Low DSCR Period, a comparison of the budgeted income and expenses and the actual income and expenses for such quarter for the Mortgaged Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date; provided, however, that the Borrower shall not be obligated to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $100,000;

(c) concurrently with the provision of such reports, the Borrower shall also furnish a report of Mortgaged Property Operating Income and Mortgaged Property Operating Expenses (as well as a calculation of Mortgaged Property Net Operating Income based thereon) with respect to the Borrower and the Mortgaged Property for the most recently completed quarter;

(d) a STAR Report for the most recently completed quarter; and

(e) calculations of each of the financial ratios set forth in Section 7.2(22) as of the end of such Fiscal Quarter.

(C)                                Annual Reports. The Borrower shall furnish to the Administrative Agent within one hundred and twenty (120) days following the end of each Fiscal Year a complete copy of the annual financial statements of the Borrower and of CNL REIT and its Subsidiaries on a consolidated basis, audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP for such Fiscal Year and containing a balance sheet, a statement of operations and a statement of cash flows.  The annual financial statements of the Borrower and of CNL REIT and its Subsidiaries on a consolidated basis shall be accompanied by an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the relevant Persons and has been prepared in accordance with GAAP.  Together with such annual financial statements, the Borrower shall furnish to the Administrative Agent (A) an Officer’s Certificate certifying as of the date thereof whether, to the Borrower’s knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:

(a) Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of the Mortgaged Property, including separate line items with respect to any project costing in excess of $500,000 for any Mortgaged Property;

(b) occupancy levels for the Mortgaged Property for such period; and

(c) average daily room rates at the Mortgaged Property for such period.

(D)                               Management Agreement.  The Borrower shall deliver to the Administrative Agent, within ten (10) Business Days of the receipt thereof by the Borrower, a copy of all material or required reports prepared by any Manager pursuant to any Management Agreement, including, without limitation, the Budget proposed by Manager and any inspection reports.

(E)                                 Budget.

Not later than February 15 of each Fiscal Year hereafter, the Borrower shall prepare or cause to be prepared and deliver to the Administrative Agent, a proposed aggregate Budget in respect of the Mortgaged Properties for such Fiscal Year (including a breakdown of proposed individual Budgets for each Mortgaged Property and a breakdown by fiscal quarter), showing, inter alia, proposed Capital Expenditures for each Mortgaged Property.  If the Borrower subsequently proposes to materially amend any such Budget, the Borrower shall promptly deliver the proposed amended Budget to the Administrative Agent.

(F)                                 Other Information.  The Borrower shall, promptly after written request by the Administrative Agent furnish or cause to be furnished to the Administrative Agent, in such manner and in such detail as may be reasonably requested by the Administrative Agent, such reasonable additional information as may be reasonably requested with respect to the Mortgaged Property. The information required to be furnished by the Borrower to the Administrative Agent under this Section 7.8(2) shall be provided in both hard copy format and electronic format; provided that the Borrower shall only be required to provide the information required under this Section 7.8(2)(F) in electronic format if such information is so available in the ordinary course of the operations of the Borrower and the applicable Manager and without significant expense.  All information to be provided by the Transaction Parties hereunder which is customarily contained in regular SEC Filings will be deemed delivered, absent a specific request by Administrative Agent, upon notice to the Administrative Agent that the relevant SEC Filing has occurred.

7.9                                 Environmental Matters.

(1)                                  Except as set forth in the environmental reports and studies delivered to the Administrative Agent prior to the date hereof, (i) during the period of ownership of any Mortgaged Property by any CNL Entity, such Mortgaged Property (or any portion thereof) has not been used for the purpose of, or in any way involving, the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Mortgaged Property, or transporting any Hazardous Materials to, from or across the Mortgaged Property, except in all cases in material compliance with Hazardous Materials Laws and only in the course of legitimate business operations at the Mortgaged Property, and to the Best of Borrower’s Knowledge, (a) no such use occurred at any time prior to the period of ownership of such Mortgaged Property by any CNL Entity, and (b) no such use has occurred on any property adjacent to such Mortgaged Property at any time prior to the date hereof; (ii) to the Best of the Borrower’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the

Mortgaged Property except in material compliance with Hazardous Materials Laws; (iv) to the Best of the Borrower’s Knowledge, no Hazardous Materials have migrated from the Mortgaged Property upon or beneath other properties which would reasonably be expected to result in material liability for any Borrower or Mortgaged Property Owner; and (v) to the Best of the Borrower’s Knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Mortgaged Property which would reasonably be expected to result in material liability for any Borrower or Mortgaged Property Owner.

(2)                                  Compliance with Environmental Laws.  Subject to the Borrower’s right to contest under Section 7.4(3), the Borrower covenants and agrees with the Administrative Agent that it shall and shall cause each Mortgaged Property Owner to, comply with all Hazardous Materials Laws. If at any time during the continuance of the Lien of the applicable Security Instrument, a Governmental Authority having jurisdiction over the Mortgaged Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Mortgaged Property (an “Environmental Event”), the Borrower shall deliver prompt notice of the occurrence of such Environmental Event to the Administrative Agent. Within thirty (30) days after any Borrower has knowledge of the occurrence of an Environmental Event, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. The Borrower shall promptly provide the Administrative Agent with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for the Borrower in connection with any Hazardous Materials Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of the Mortgaged Property and the Borrower or any Mortgaged Property Owner with such Hazardous Materials Laws.

(3)                                  Environmental Reports.  Upon the occurrence and during the continuance of an Environmental Event with respect to the Mortgaged Property, the Administrative Agent shall have the right to have its consultants perform a comprehensive environmental audit of the Mortgaged Property. Such audit shall be conducted by an environmental consultant chosen by the Administrative Agent and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Mortgaged Property, an asbestos survey of the Mortgaged Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as the Administrative Agent may reasonably require due to the results obtained from the foregoing. The Borrower and Mortgaged Property Owners grant the Administrative Agent, its agents, consultants and contractors the right to enter the Mortgaged Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by the Borrower to the Administrative Agent upon demand and shall be secured by the Lien of the Security Instruments.  The Administrative Agent shall not unreasonably interfere with, and the Administrative Agent shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, the Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Mortgaged Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 7.9(3), the Administrative Agent shall not be deemed to be exercising any control over the operations of the Borrower or Mortgaged Property Owners or the

handling of any environmental matter or hazardous wastes or substances of the Borrower or Mortgaged Property Owners for purposes of incurring or being subject to liability therefor.

(4)                                  Environmental Indemnification.  The Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Mortgaged Property; (b) the violation of any Hazardous Materials Law in connection with the Mortgaged Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Mortgaged Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Mortgaged Property of any Hazardous Materials, whether or not such condition was known or unknown to the Borrower; provided that, in each case, the Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (d) above did not occur (but need not have been discovered) prior to (1) the foreclosure of the applicable Security Instrument, (2) the delivery by the Borrower to the Administrative Agent or its designee of a deed-in- lieu of foreclosure with respect to the Mortgaged Property, or (3) the Administrative Agent’s or its designee’s taking possession and control of the Mortgaged Property after the occurrence of an Event of Default hereunder. If any such action or other proceeding shall be brought against the Administrative Agent, upon written notice from the Borrower to the Administrative Agent (given reasonably promptly following the Administrative Agent’s notice to the Borrower of such action or proceeding), the Borrower shall be entitled to assume the defense thereof, at the Borrower’s expense, with counsel reasonably acceptable to the Administrative Agent; provided, however, the Administrative Agent may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give the Administrative Agent a right to control such defense, which right the Borrower expressly retains.  Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at the Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and the Borrower that would make such separate representation advisable. The Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct.

(5)                                  Recourse Nature of Certain Indemnifications.  Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 7.9(4) shall be fully recourse to the Borrower and shall be independent of, and shall survive, the discharge of the Obligations, the release of the Lien created by the Security Instruments, and/or the conveyance of title to the Mortgaged Property to the Administrative Agent or any purchaser or designee in connection with a foreclosure of the applicable Security Instrument or conveyance in lieu of foreclosure.  Notwithstanding anything to the contrary contained herein, Borrower shall not be liable for any Hazardous Materials first placed on or under the Mortgaged Property after possession of the Mortgaged Property has transferred to a third party following foreclosure under the Security Instruments (“Transfer of Possession”); provided, however, that (i) the migration of any Hazardous Materials placed in, under, over, from or affecting the Mortgaged Property, which materials were present prior to Transfer of

Possession shall remain the liability of Borrower; and (ii) Borrower shall have the burden of proving that such environmental condition occurred subsequent to Transfer of Possession.

ARTICLE VIII.
CASH MANAGEMENT

8.1                                 Cash Management.

(1)                                  Collateral Accounts.  The Borrower and Administrative Agent hereby confirm that, following the execution of this Agreement, a special, separate deposit account (the “Payments Account”) and a sub-account thereof (the “Debt Service Account”), each in the name of, and under the sole dominion and control of, the Administrative Agent will be established with DBTCA, solely for the purposes set forth herein.  The Borrower hereby authorizes and agrees and the Administrative Agent agrees, that until (i) the Payments Accounts and the Debt Service Account have been established, and (ii) the Account Agreement has been executed and delivered by each of the parties thereto pursuant to Section 8.1(2), the account with Deutsche Bank, ABA #021001033, Commercial Loan Division, bearing account number AC#99401268 Re: CNL Hospitality Term (10/04) (the “Suspense Account,” and with the Payments Account and the Debt Service Account, the “Collateral Accounts”) shall substitute for the Payments Account and Debt Service Account and all amounts contemplated to be transferred, deposited or disbursed to or from the Payments Account or Debt Service Account under this Article VIII shall instead be transferred, deposited or disbursed to, from or within the Suspense Account in the amounts required under this Agreement as if the Payments Account and Debt Service Account were in use hereunder.  Each such transfer, deposit or disbursement shall be credited or debited to the Payments Account or Debt Service Account, as applicable, on the records of the Suspense Account.  Upon the establishment of the Payments Account and the Debt Service Account and the execution and delivery of the Account Agreement by each of the parties thereto pursuant to Section 8.1(2), amounts on deposit in the Suspense Account for the credit of each such respective account shall be transferred to such account.  Borrower hereby agrees and confirms to the Administrative Agent (and shall agree and confirm to DBTCA pursuant to the Account Agreement) that it has no dominion or control whatsoever of the Collateral Accounts or any funds or amounts in the Collateral Accounts, and Borrower hereby disclaims any and all rights of any nature whatsoever to control or otherwise direct or make any claim against the funds or other amounts in the Collateral Accounts at any time.

(2)                                  Pledge of Account Collateral.  To secure the full and punctual payment and performance of the Obligations, the Borrower hereby collaterally assigns, grants a security interest in and pledges (and the Borrower Parties shall cause each Mortgaged Property Owner and Operating Lessee to so assign, grant and pledge) to the Administrative Agent for the benefit of the Lenders, to the extent not prohibited by applicable law (and the Borrower Parties shall cause each Mortgaged Property Owner and Operating Lessee to execute the Accommodation Security Documents with respect thereto), a first priority continuing security interest in and to the following property of such Borrower, Mortgaged Property Owner and/or Operating Lessee, as applicable, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(i)                                     the Collateral Accounts and all cash, checks, drafts, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the Collateral Accounts;

(ii)                                  all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iii)                               to the extent not covered by clauses (i) or (ii) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, the Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.  In order to perfect the security interest granted hereunder with respect to the Payments Account and Debt Service Account, on or prior to the establishment of such accounts, Borrower shall (and shall cause each Mortgaged Property Owner and Operating Affiliate to) execute and deliver the Account Agreement to the Administrative Agent.

(3)                                  Income; Interest.  Income and interest accruing on amounts held in the Collateral Accounts under this Agreement shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement.  The Borrower shall be the beneficial owner of the Payments Account and Debt Service Account for federal income tax purposes and shall report all income on all amounts held in the Collateral Accounts under this Agreement.

(4)                                  Disbursements from Collateral Account.

(i)                                     Subject to Section 8.1(1), the Borrower hereby irrevocably authorizes the Administrative Agent to transfer, and the Administrative Agent shall transfer (or cause DBTCA to transfer pursuant to disbursement instructions from the Administrative Agent) from the Payments Account, funds in the amounts, at the times and in the order of priority, as follows:

(a)                                  to the Debt Service Account, until the funds deposited therein equal all interest to be paid on the next applicable Payment Dates in respect of all Interest Periods then outstanding (e.g., in the event there are multiple Interest Periods then outstanding, the amount deposited would equal the aggregate of all sums payable on the next Payment Date applicable to each such Interest Period).

(b)                                 during any Low DSCR Period or if a Noticed Event of Default shall have occurred and is then continuing, on the 15th day of each calendar month (or the next succeeding Business Day with respect to any month in which the 15th day is not a

Business Day), funds in an amount equal to the balance (if any) deposited in the Payments Account to the extent remaining after the foregoing deposit set forth in Section 8.1(4)(i)(a) and apply the same, to the prepayment of the Loan and payment of accrued but unpaid interest on the amount prepaid, pursuant to Sections 3.3.(2)(E) and 3.3(3) (and all amounts payable pursuant to Section 2.8 as a result of such prepayment); and

(c)                                  provided no Noticed Event of Default or Low DSCR Period shall have occurred and is then continuing, on the 1st day of each calendar month (or the next succeeding Business Day with respect to any month in which the 1st day is not a Business Day), funds in an amount equal to the balance (if any) deposited in the Payments Account to the extent remaining after the foregoing deposits set forth in Sections 8.1(4)(i)(a) through (b) (the “Excess Cash Flow”) and transfer the same to the Borrower’s Account free of any Lien or continuing security interest.

(ii)                                  Not less than five (5) days prior to each Payment Date, Administrative Agent shall notify the Borrower of the balance on deposit in the Debt Service Account (or in the Suspense Account to the credit of the Debt Service Account) as of such notice date.  On any Payment Date, any deficiency in amounts on deposit in the Debt Service Account (or in the Suspense Account to the credit of the Debt Service Account) relative to the Debt Service required to be paid on such date shall constitute an Event of Default hereunder; provided, that if the Administrative Agent has not provided timely notice of the balance on deposit in the Debt Service Account (or in the Suspense Account to the credit of the Debt Service Account) prior to such Payment Date pursuant to the preceding sentence, such Event of Default will only occur if the Debt Service required to be paid on such Payment Date remains unpaid in full five (5) days following the earlier of the date such notice is provided or the date the notice contemplated by the following sentence is provided.  Upon the occurrence of a deficiency in the Debt Service Account (or in amounts held in the Suspense Account for the credit of the Debt Service Account) on any Payment Date relative to the Debt Service required to be paid on such date, Administrative Agent shall notify Borrower of said deficiency within five (5) Business Days thereafter; provided, however, Administrative Agent’s failure to notify Borrower shall not be deemed a waiver of any Event of Default arising from such deficiency.  Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, no Event of Default shall be deemed to have occurred hereunder or thereunder (and no Default Rate shall be applicable) in the event funds sufficient for a required transfer are held in an appropriate Collateral Account and the Administrative Agent or DBTCA fails to timely make any transfer from such Collateral Account as contemplated by this Agreement.

(iii)                               Notwithstanding anything to the contrary contained herein or in the Security Instruments, but subject to Section 7.4(3), to the extent that the Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 7.1(23) of this Agreement within the time period set forth therein, the Administrative Agent shall have the right, at any time, upon five (5) Business Days’ notice to the Borrower, to withdraw from funds constituting Excess Cash Flow in the Payments Account, an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitled thereto.

(iv)                              Payment from Debt Service Account.  Subject to Section 8.1(1), the Borrower irrevocably authorizes the Administrative Agent to make and, provided no Event of Default shall have occurred and be continuing, the Administrative Agent hereby agrees to make, to the extent of the monies on deposit in the Debt Service Account, payment of funds from such account to the Administrative Agent sufficient to pay Debt Service on each Payment Date, and the Administrative Agent, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date.

(5)                                  Borrower Parties’ Account Representations, Warranties and Covenants.

(i)                                     The Borrower Parties represent, warrant and covenant that (a) as of the date hereof, the Borrower Parties (or the Operating Affiliates) have directed all Tenants (other than the Operating Affiliates) under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to the applicable Manager, (b) the Borrower shall (or the Borrower Parties shall cause the Operating Affiliates to) cause the Managers to deposit all amounts payable to the Operating Affiliates (or to any Borrower Party or any Mortgaged Property Owner) pursuant to the Management Agreements, and the Operating Non-Affiliates to mail all checks and wire all funds with respect to any payments due to any Borrower Party or any Mortgaged Property Owner, directly to the Payments Account (or to the Suspense Account to the extent contemplated by Section 8.1(1)), (c) all Rents, cash and Cash Equivalents or other items of Mortgaged Property Operating Income (including, without limitation, payments to any Borrower Party by any entity or Affiliate that any Borrower Party owns an equity interest in) not otherwise collected as described in clauses (a) or (b) above, shall be paid by or caused to be paid by the Borrower Parties within two (2) Business Days after receipt thereof by any Borrower Party or its Affiliates directly into the Payments Account (or to the Suspense Account to the extent contemplated by Section 8.1(1)) and, until so deposited, any such amounts held by such Person(s) shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of the Administrative Agent and the Lenders and shall not be commingled with any other funds or property of such Person, (d) there are no accounts other than the Collateral Accounts maintained by any Borrower Party or any Operating Affiliate or Mortgaged Property Owner with respect to Mortgaged Property or the collection of Rents and (e) so long as the Loan shall be outstanding, neither any Borrower Party nor any Operating Affiliate or Mortgaged Property Owner shall open any other operating accounts with respect to the Mortgaged Property or the collection of Rents, except for the Collateral Accounts; provided, that, Borrower shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account pursuant to Section 8.1(4)(i)(c).

(6)                                  Account Collateral and Remedies.

(i)                                     Upon the occurrence and during the continuance of an Event of Default, without additional notice from the Administrative Agent to the Borrower Parties, (i) the Administrative Agent may, in addition to and not in limitation of the Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as the Administrative Agent shall determine in its sole and absolute discretion to pay any Obligations; and (ii) Subject to Section 8.1(1), all Excess Cash Flow shall be retained in the Payments Account and applied pursuant to Section 8.1(4)(i)(b).

(ii)                                  Upon the occurrence and during the continuance of an Event of Default, the Borrower hereby irrevocably constitutes and appoints the Administrative Agent as the Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of the Borrower with respect to the Account Collateral, and do in the name, place and stead of the Borrower, all such acts, things and deeds for and on behalf of and in the name of the Borrower, which Borrower could or might do or which the Administrative Agent may deem necessary or desirable to more fully vest in the Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement.  The foregoing powers of attorney are irrevocable and coupled with an interest.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may perform or cause performance of any such agreement, and any reasonable expenses of the Administrative Agent incurred in connection therewith shall be paid by the Borrower as provided in Section 7.1(23).

(iii)                               The Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind (except as expressly required under the Loan Documents) in connection with this Agreement or the Account Collateral.  The Borrower acknowledges and agrees that ten (10) Business Days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Borrower within the meaning of the UCC.

(7)                                  Transfers and Other Liens.  The Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral except as may be expressly permitted under the Loan Documents, or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to the Administrative Agent under this Agreement.

(8)                                  Reasonable Care.  Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto.  The Administrative Agent shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of the Administrative Agent, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from the Administrative Agent’s gross negligence or willful misconduct.  In no event shall the Administrative Agent be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond the Administrative Agent’s reasonable control or for indirect, special or consequential damages except to the extent of the Administrative Agent’s gross negligence or willful misconduct.

(9)                                  The Administrative Agent’s Duties and Liabilities.

(i)                                     Following each Fiscal Quarter, the Administrative Agent shall perform a Mortgaged Property DSCR Test to determine whether a Low DSCR Period has occurred or is continuing (it being hereby agreed that all determinations as to whether a Low DSCR Period has occurred or is continuing shall be made by the Administrative Agent based on the financial information delivered by the Borrower pursuant to Section 7.8(2) hereof).

(ii)                                  The Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 8.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof.  The Administrative Agent shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies.  The Borrower shall indemnify and hold the Administrative Agent, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of the Administrative Agent, its employees, officers or agents.

(iii)                               The Administrative Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so.  The Administrative Agent may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

(10)                            Continuing Security Interest.  This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Obligations.  Subject to Section 11.21, upon payment in full of the Obligations, this security interest shall automatically terminate without further notice from any party and the Borrower shall be entitled to the return, upon their request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Administrative Agent shall execute such instruments and documents as may be reasonably requested by the Borrower to evidence such termination and the release of the Account Collateral.

ARTICLE IX.
EVENTS OF DEFAULT

9.1                                 Event of Default.  Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

(1)                                  (i) Subject to Section 8.1.4(ii), the Borrower shall fail to make any payment of principal or interest on the Loan (including any mandatory prepayments under Section 3.3) on the date when due, or (ii) shall fail to pay any other Obligation within five days of the date when due; or

(2)                                  Any representation or warranty made by the Transaction Parties in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made, remains inaccurate, and was known to be inaccurate by the Transaction Parties when made or constitutes a Core Material Inaccuracy; or

(3)                                  Any of the Transaction Parties shall default in the observance or performance of any covenant or agreement contained in Sections 7.1(18), 7.1(22)(A), 7.1(24), 7.1(25), 7.2 or 7.5.

(4)                                  Any of the Transaction Parties shall fail to observe or perform any term or provision contained in the Loan Documents (other than those addressed in other subsections of this Section 9.1) and such failure shall continue for thirty (30) days following the date a Responsible Officer of such Transaction Party knew of such failure or Transaction Party received notice thereof from Administrative Agent, or if such failure is susceptible to cure and a Transaction Party is diligently and continuously prosecuting such cure, for an additional thirty (30) days; provided, however, that upon the occurrence of a Portfolio Material Adverse Effect Default, if the subject default is not cured within the period set forth above, an Event of Default shall be deemed to occur hereunder unless the Borrower is otherwise in compliance with the terms of the Loan Documents and is otherwise diligently attempting to cure the subject default and either: (i) the Pro Forma LTV Ratio is less than 50%; or (ii) if the Pro Forma LTV Ratio is greater than 50%, either Required Lenders have elected in writing (in their sole and absolute discretion) not to permit the release of such Mortgaged Properties, or within 60 days after notice or knowledge of the occurrence of the Portfolio Material Adverse Effect Default, Borrower pays Administrative Agent in immediately available funds an amount equal to the Release Amount for the Mortgaged Properties subject to the Portfolio Material Adverse Effect Default; or

(5)                                  Any of the CNL Entities shall default in any payment of principal of or interest on any recourse Indebtedness (other than, in the case of the Borrower, the Obligations) in an aggregate unpaid amount for all such Persons in excess of $25,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

(6)                                  Any of the Transaction Parties shall default in any payment of principal of or interest on any non-recourse Indebtedness in an aggregate amount for all such Persons in excess of $100,000,000, or any of the other CNL Entities shall default in any payment of principal of or interest on any non-recourse Indebtedness in an aggregate amount for all such Persons in excess of $250,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such non-recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

(7)                                  (1) Any of the CNL Entities shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (2) there shall be commenced against any of the CNL Entities any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (3) there shall be commenced against any of the CNL Entities any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within ninety (90) days from the entry thereof; or (4) any of the CNL Entities shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) any of the CNL Entities shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

(8)                                  (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of any of the Transaction Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any of the Transaction Parties or an ERISA Affiliate which has result or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $50,000,000 or (3) any of the Transaction Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(9)                                  One or more judgments or decrees in an aggregate amount in excess of $15,000,000 (excluding judgments and decrees covered by insurance, without giving effect to self-insurance or deductibles) shall be entered and be outstanding at any date against any of the CNL Entities and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal (or otherwise secured in a manner satisfactory to Administrative Agent in its reasonable judgment) within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

(10)                            Any Guarantor shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of its Guaranty; or

(11)                            CNL REIT shall fail to maintain its status as a REIT; or

(12)                            Any Event of Default shall occur under any of the other Loan Documents; or

(13)                            There shall occur a Change in Control; or

(14)                            If the insurance policies required by Section 7.3(1) are not kept in full force and effect, or if certificates of any of such insurance policies are not delivered to the Administrative Agent within fifteen (15) Business Days following the Administrative Agent’s request therefor; or

(15)                            Subject to the Borrower’s right to contest as set forth in Section 7.4(3), if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge, or expense for the non-payment thereof and remain unpaid for ten (10) days after Administrative Agent delivers written notice thereof to Borrower; or

(16)                            If Borrower shall fail to comply with any covenants set forth in Section 3.4 or Article 4 of the Security Instruments or the obligation to execute and deliver (and cause each Mortgaged Property Owner and Operating Affiliate to execute and deliver) the Account Agreement as set forth in Section 8.1(2) above, with such failure continuing for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower; or

(17)                            If the Transaction Parties shall fail to deposit any sums required to be deposited in the Payments Account pursuant to Article VIII when due; or

(18)                            If this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of each applicable Transaction Party, or any Lien securing the Obligations shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender); or

(19)                            If Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Mortgaged Property, the default of which shall have a Portfolio Material Adverse Effect.

9.2                                 Remedies.

(1)                                  If any Event of Default shall occur, then automatically upon the occurrence of an Event of Default under Section 9.1(7) above, and in all other cases, at the request or with the consent of the Required Lenders: (i)  the Administrative Agent may (or at the direction of the Required Lenders shall) exercise, on behalf of the Lenders, all rights and remedies under the Guaranties, the Pledge Agreements, the Security Instruments and any other collateral documents entered into with respect to the Loan; (ii) the outstanding principal balance of the Loan and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to any of the Transaction Parties, which are expressly waived by the Transaction Parties, and (iii) the Administrative Agent may (or at the direction of the Required Lenders, shall) immediately exercise all rights, powers and remedies available at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive.

(2)                                  Upon the occurrence and during the continuance of a Noticed Event of Default, with respect to the Account Collateral, the Administrative Agent may:

(A)                              without notice to the Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Mortgaged Property or any part thereof;

(B)                                in the Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(C)                                demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as the Administrative Agent may determine in its sole discretion; and

(D)                               take all other actions provided in, or contemplated by, this Agreement.

(3)                                  With respect to the Borrower, the Account Collateral, the Rate Cap Collateral and the Mortgaged Property, nothing contained herein or in any other Loan Document shall be construed as requiring the Administrative Agent to resort to the Mortgaged Property for the satisfaction of any of the Obligations, and, subject to Section 9.2(1), the Administrative Agent may seek satisfaction out of the Mortgaged Property or any part thereof, in its absolute discretion in respect of the Obligations.  In addition, subject to Section 9.2(1), the Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Security Instruments (or any of them) in any manner and for any amounts secured by this Agreement or any Security Instrument then due and payable as determined by the Administrative Agent in its sole discretion.  Notwithstanding one or more partial foreclosures, the Mortgaged Property shall remain subject to this Agreement and the Security Instruments to secure payment of sums secured by this Agreement and the Security Instruments and not previously recovered.

ARTICLE X.
THE ADMINISTRATIVE AGENT

10.1                           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2                           Delegation of Duties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3                           Exculpatory Provisions.  None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Transaction Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Transaction Parties to perform their obligations hereunder or thereunder.  The Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Transaction Parties.

10.4                           Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  As to the Lenders:  (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

10.5                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice and a Potential Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement, the Pledge Agreements or the Guaranties expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).

10.6                           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender.  Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Transaction Parties and made its own decision to make its loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Transaction Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Transaction Parties which may come into the possession of the Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7                           Indemnification.  The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively.  The provisions of this Section 10.7 shall survive the payment of the Obligations and the termination of this Agreement.

10.8         Agents in Their Individual Capacity.  The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Transaction Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Lead Arranger or an Agent hereunder.  With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Lead Arranger or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Lead Arranger and each other Agent in its individual capacity.

10.9         Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

10.10       Limitations on Agents Liability.  The Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1         No Assignment by Borrower.  None of the Transaction Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders.  Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Transaction Parties and such Person’s successors and assigns.

11.2         Modification .  Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, CNL REIT, in its capacity as a Guarantor, the Borrower and, except for the Modifications and waivers requiring consent of one hundred percent (100%) of the Lenders referred to below, the Required Lenders.  No such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders:  (1) reduce the principal of, or rate of interest on, the Loan or fees payable hereunder or under the Fee Letter, (2) except as expressly contemplated by Section 11.8 below, modify the Percentage Share of any Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees, (5) release CNL REIT from its obligations under the Guaranty entered into by it, release Borrower from its obligation to repay the Loan, release any of the pledgors under the Pledge Agreements or release any portion of the collateral pledged under the Pledge Agreements (except for such releases as may be specifically authorized by or otherwise approved in accordance with this Agreement), (6) Modify this Section 11.2, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders.  It is expressly agreed and understood that the election by the Required Lenders to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document.  No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

11.3         Cumulative Rights; No Waiver.  The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Transaction Parties, the Administrative Agent and the Lenders relating hereto, at law, in equity or otherwise.  Any delay or failure by Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent or the Lenders, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11.4         Entire Agreement.  This Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11.5         Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Transaction Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11.6         Notices.  All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (i) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (ii) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (iii) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 11.6 attached hereto.  Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein.  Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

11.7         Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.

11.8         Assignments, Participations, Syndication, Etc.

(1)           With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate) (each an “Assignee”) all or any part of such Lender’s Percentage Share of the Loan and the other Obligations held by such Lender hereunder, in a minimum amount of $1,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Percentage Share of the Loan is less than $1,000,000, one hundred percent (100%) thereof); provided, however, that CNL REIT, the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement, (iii) the assignment shall have been recorded in the Register, and  (iv) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3500.

(2)           The Agent shall, on behalf of the Borrower, maintain a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loan owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the and the Administrative Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement.  From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee, and the assignment has been recorded in the Register:  (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Shares resulting therefrom.

(3)           Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Percentage Share of the Loan.

(4)           Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in the Loan and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.5, 2.6, 2.8 and 2.9 (and subject to the burdens of Sections 2.7, 2.9(5) and 11.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 11.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(5)           Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Percentage Share of the Loan held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Percentage Share of the Loan made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Percentage Share of the Loan to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

(6)           Subject to Section 11.8(1) above, the Lead Arranger may syndicate the Loan and the other Obligations held by the Lenders hereunder before or after the Closing Date, and the Lead Arranger (or its designated Affiliates) shall manage all aspects of such syndication, including the number and identity of the potential Lenders participating in the syndication and the Loan amounts and compensation offered in connection therewith.  Each Borrower Party agrees to take all actions as the Lead Arranger (or its designated Affiliates) may reasonably request to assist in the syndication, including: (i) making its senior management and representatives available to participate in informational meetings with potential Lenders at such times and places as the Lead Arranger (or its designated Affiliates) may reasonably request; (ii) using its reasonable efforts to ensure that the syndication efforts benefit from such Borrower Party’s lending relationships; and (iii) providing the Lead Arranger (or its designated Affiliates) with all information reasonably deemed necessary to successfully complete the syndication.

(7)           Until the date the Lead Arranger notifies the Borrower that the syndication of the Loan has been completed, the Borrower Parties shall not, and shall not permit the CNL Entities to engage any Person to effect any offering, placement or arrangement of debt securities or any bank financing by or on behalf of any CNL Entity.

11.9         Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

11.10       Sharing of Payments.  If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Lender is hereby authorized by the Borrower Parties to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender.  Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender.

11.11       Confidentiality.  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Transaction Parties or by the Administrative Agent on the Transaction Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any prospective Lender, or (2) was or becomes available from a source other than the Transaction Parties not known to the Lenders to be in breach of an obligation of confidentiality to the Transaction Parties in the disclosure of such information.  Nothing contained herein shall restrict any Lender from disclosing such information (i) pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan

Document; (vi) to such Lender’s independent auditors and other professional advisors; and (vii) to any Participant or Assignee and to any prospective Participant or Assignee, provided that each Participant and Assignee or prospective Participant or Assignee first agrees to be bound by the provisions of this Section 11.11.

11.12       Consent to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS LOAN AND SECURITY AGREEMENT, EACH OF THE TRANSACTION PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE TRANSACTION PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE TRANSACTION PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS MAY BE MADE BY ANY MEANS PERMITTED BY NEW YORK LAW.

11.13       Waiver of Jury Trial.  EACH OF THE TRANSACTION PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE TRANSACTION PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.14       Indemnity.  Whether or not the transactions contemplated hereby are consummated, each of the Borrower Parties shall indemnify and hold the Administrative Agent, the other Agents and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loan and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section 11.14 shall survive payment of all other Obligations.

11.15       Telephonic Instruction.  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic notice.  The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic notice.

11.16       Marshalling; Payments Set Aside.  Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Transaction Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that any of the Transaction Parties makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

11.17       Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Transaction Parties, any such notice being waived by the Transaction Parties to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Transaction Parties against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to (i) notify the Transaction Parties and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

11.18       Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11.19       No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Transaction Parties, the Lenders and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.20       Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

11.21       Reinstatement.  This Agreement and the security interests created herein shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s Obligations hereunder, or any part thereof, is, pursuant to bankruptcy, insolvency or other applicable laws, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such Obligations and the security interests created herein shall continue to be effective or be reinstated (except to the extent the related collateral has been sold to a bona fide purchaser for value) and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[SIGNATURE PAGES FOLLOWING]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

CNL HOSPITALITY PARTNERS, LP,
a Delaware limited partnership

By: CNL HOSPITALITY GP CORP., a Delaware Corporation
Its general partner

By:
Name:
Title:

CNL REIT:

CNL HOTELS & RESORTS, INC.,
a Maryland corporation

By:
Name:
Title:

LENDERS AND AGENTS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and a Lender

By:
Name:
Title:

DEUTSCHE BANK SECURITIES, INC.,
as the Lead Arranger

By:
Name:
Title:

ANNEX I:  GLOSSARY